                                                       REGISTRATION NO. 333-9129

     FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1996
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        SYMONS INTERNATIONAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            INDIANA                                6331                        35-1707115
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NO.)          IDENTIFICATION NO.)

              4720 KINGSWAY DRIVE                                       ALAN G. SYMONS
          INDIANAPOLIS, INDIANA 46205                                4720 KINGSWAY DRIVE
                 (317) 259-6300                                  INDIANAPOLIS, INDIANA 46205
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                           (317) 259-6300
   NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S             (NAME, ADDRESS, INCLUDING ZIP CODE, AND
        PRINCIPAL EXECUTIVE OFFICES)                        TELEPHONE NUMBER, INCLUDING AREA CODE,
                                                                     OF AGENT FOR SERVICE)

                                    COPY TO:

           CATHERINE L. BRIDGE, ESQ.                         LARS BANG-JENSEN, ESQ.
               BARNES & THORNBURG                          ROBERT S. RACHOFSKY, ESQ.
          1313 MERCHANTS BANK BUILDING               LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
             11 S. MERIDIAN STREET                            125 WEST 55TH STREET
          INDIANAPOLIS, INDIANA 46204                    NEW YORK, NEW YORK 10019-5389

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                   STATEMENT.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        SYMONS INTERNATIONAL GROUP, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                    FOR REGISTRATION STATEMENTS ON FORM S-1
                             AND FORM OF PROSPECTUS

                     ITEM IN FORM S-1                             CAPTION IN PROSPECTUS
----------------------------------------------------------  ---------------------------------
 1.  Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus.............................  Forepart of Registration
                                                            Statement; Outside Front Cover
                                                            Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus...........................................  Inside Front and Outside Back
                                                            Cover Pages of Prospectus
 3.  Summary Information, Risk Factors, and Ratio of
     Earnings to Fixed Charges............................  "Prospectus Summary;" "Risk
                                                            Factors"
 4.  Use of Proceeds......................................  "Prospectus Summary;" "Use of
                                                            Proceeds"
 5.  Determination of Offering Price......................  Front Cover Page of Prospectus;
                                                            "Underwriting" "Dilution"
 6.  Dilution.............................................  "Dilution"
 7.  Selling Security Holders.............................  Not Applicable
 8.  Plan of Distribution.................................  Outside Front Cover of
                                                            Prospectus; "Prospectus Summary;"
                                                            "Underwriting"
 9.  Description of Securities to be Registered...........  "Prospectus Summary;"
                                                            "Description of Capital Stock;"
                                                            "Shares Eligible for Future Sale"
10.  Interests of Named Experts and Counsel...............  "Experts"
11.  Information with Respect to the Registrant...........  "Organization Structure of SIG
                                                            and Its Principal Subsidiaries;"
                                                            "Prospectus Summary;" "The
                                                            Company;" "Dividend Policy;"
                                                            "Capitalization;" "Unaudited Pro
                                                            Forma Consolidated Financial
                                                            Statements of Operations;"
                                                            "Selected Consolidated Historical
                                                            Financial Data of Symons
                                                            International Group, Inc.;"
                                                            "Management's Discussion and
                                                            Analysis of Financial Condition
                                                            and Results of Operations of the
                                                            Company;" "Selected Consolidated
                                                            Historical Financial Data of
                                                            Superior Insurance Company;"
                                                            "Management's Discussion and
                                                            Analysis of Financial Condition
                                                            and Results of Operations of
                                                            Superior;" "Business;"
                                                            "Management;" "Certain
                                                            Relationships and Related
                                                            Transactions;" "Securities
                                                            Ownership of Management and
                                                            Goran;" "Shares Eligible for
                                                            Future Sale;" Index to Financial
                                                            Statements
12.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities.......................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 4, 1996
PROSPECTUS
-----------

                                3,000,000 SHARES

                                SYMONS INTERNATIONAL GROUP, INC.

SYMONS LOGO                       COMMON STOCK
                        -------------------------------

     All 3,000,000 shares of Common Stock, no par value (the "Common Stock"), are being offered by Symons International Group, Inc. ("SIG" or the "Company").

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $10.00 and $12.00 per share of Common Stock. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     After giving effect to the Offering, Goran Capital Inc. ("Goran"), a Canadian federally chartered corporation and presently the sole shareholder of the Company, will own approximately 70% of the outstanding shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. A portion of the proceeds of the Offering will be used to repay certain indebtedness to Goran and to pay a dividend to Goran. See "Use of Proceeds."

     The Common Stock has been approved for listing on The Nasdaq Stock Market's National Market ("Nasdaq National Market") under the symbol "SIGC," subject to official notice of issuance. There can be no assurance that an active public market for the Common Stock will develop or be maintained after the Offering.
                        -------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.
                        -------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-MISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY

       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                           UNDERWRITING
                                        PRICE TO           DISCOUNTS AND          PROCEEDS
                                         PUBLIC           COMMISSIONS(1)        TO COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total (3).........................           $                   $                    $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) The Company, Goran and IGF Holdings, Inc., a subsidiary of the Company, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting expenses of the Offering payable by the Company estimated
     at $      , including a non-accountable expense allowance payable to the
     Underwriters. See "Underwriting."

(3) The Company has granted the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock from the Company at the Price to Public less Underwriting Discounts and Commissions solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
     to Company will be $      , $      and $      , respectively. See
     "Underwriting."
                        -------------------------------

     The Common Stock is being offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. It is expected that delivery of the certificates representing the Common Stock will be made to the
Underwriters on or about              , 1996.
                        -------------------------------

ADVEST, INC.                                             MESIROW FINANCIAL, INC.

             THE DATE OF THIS PROSPECTUS IS                , 1996.

         ORGANIZATIONAL STRUCTURE OF SIG AND ITS PRINCIPAL SUBSIDIARIES


                     ______________________________
                    |   SYMONS INTERNATIONAL      |          _______________________
                    |       GROUP, INC.           |         | FUNDS AFFILIATED WITH |
                    |("SIG" OR THE "COMPANY")(1)  |         |  GOLDMAN, SACHS & CO. |
                    |_____________________________|         |     ("GS FUNDS")(2)   |
                         |                      |           |_______________________|
                         | 100%             52% |              |  48%
             ____________|________             _|______________|__
            |  IGF HOLDINGS, INC. |           |  GGS MANAGEMENT   |
            |   ("IGF HOLDINGS")  |           |   HOLDINGS, INC.  |
            |_____________________|           |  ("GGS HOLDINGS") |
                         | 100%               |___________________|
                   ______|___________                  | 100%
                  |  IGF INSURANCE   |        _________|_____________
                  |  COMPANY ("IGF") |       | GGS MANAGEMENT, INC.  |
                  |__________________|       |  ("GGS MANAGEMENT")   |
                                             |_______________________|
                                                |
                              __________________|______________________
                             | 100%                                    | 100%
               ______________|_______________            ______________|______________
              |        PAFCO GENERAL         |          | SUPERIOR INSURANCE COMPANY  |
              |  INSURANCE COMPANY ("PAFCO") |          |        ("SUPERIOR")         |
              |______________________________|          |_____________________________|
                                                                       |
                                                         ______________|_______________
                                                        | 100%                        | 100%
                                              __________|____________       __________|____________
                                             |  SUPERIOR AMERICAN   |      |  SUPERIOR GUARANTY   |
                                             |  INSURANCE COMPANY   |      |  INSURANCE COMPANY   |
                                             |______________________|      |______________________|

/ / Nonstandard Auto Insurance

/ / Crop Insurance




-------------------------
(1) Symons International Group, Inc. is a wholly-owned subsidiary of Goran Capital Inc., a Canadian federally chartered corporation. Goran's common stock is traded on the Toronto Stock Exchange under the symbol "GNC" and on the Nasdaq National Market under the symbol "GNCNF."
(2) The ownership percentages of the funds affiliated with Goldman, Sachs & Co. in GGS Management Holdings, Inc. are as follows: 30.1% by GS Capital Partners II, L.P., a Delaware limited partnership, 12.0% by GS Capital Partners II Offshore, L.P., a Cayman Islands limited partnership and 5.9% collectively by the following investors: Stone Street Funds L.P., Bridge Street Funds L.P., and Goldman, Sachs & Co. Verwaltungs GmbH. These funds are collectively referred to in this Prospectus as the "GS Funds."
                         ------------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                         ------------------------------

    FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA (THE "NORTH CAROLINA INSURANCE COMMISSIONER") NOR HAS THE NORTH CAROLINA INSURANCE COMMISSIONER RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                         ------------------------------

    THE INDIANA AND FLORIDA INSURANCE LAWS PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL (AS DEFINED) OF THE COMPANY, AND THUS INDIRECT CONTROL OF PAFCO, SUPERIOR OR IGF, UNLESS SUCH PERSON HAS GIVEN PRIOR WRITTEN NOTICE TO SUCH INSURANCE COMPANIES AND RECEIVED THE PRIOR APPROVAL OF THE COMMISSIONER OF INSURANCE OF THE STATES OF INDIANA AND FLORIDA. SEE "BUSINESS -- REGULATION."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and consolidated financial statements, and the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise, (i) the "Company" or "SIG" refers to Symons International Group, Inc., an Indiana corporation, and its subsidiaries, (ii) the "Subsidiaries" refer to the direct and indirect subsidiaries of the Company,
(iii) the "Insurers" refer to IGF Insurance Company, an Indiana property and casualty insurance company and a wholly-owned subsidiary of the Company ("IGF"), and, through the Company's 52% ownership interest in GGS Management Holdings, Inc. ("GGS Holdings"), Pafco General Insurance Company, an Indiana property and casualty insurance company ("Pafco"), and Superior Insurance Company, a Florida property and casualty insurance company, together with its subsidiaries ("Superior") and (iv) "Goran" refers to Goran Capital Inc. and its subsidiaries, other than the Company and the Subsidiaries. See "Glossary of Selected Insurance and Certain Defined Terms" for the definitions of certain insurance and other terms used herein.

     Unless otherwise indicated, (i) all data in this Prospectus (a) takes into effect the 7,000-for-1 stock split of the Company's Common Stock that has recently been completed, and (b) assumes that the Underwriters' over-allotment option is not exercised; and (ii) all financial information and operating statistics applicable to the Company and Superior set forth in this Prospectus are based on generally accepted accounting principles ("GAAP") and not statutory accounting practices ("SAP"). In conformity with industry practice, data derived from A.M. Best Company, Inc. ("A.M. Best") and the National Association of Insurance Commissioners ("NAIC") sources, generally used herein for industry comparisons, are based on prescribed SAP.

                                  THE COMPANY

     Symons International Group, Inc., a specialty property and casualty insurer, underwrites and markets nonstandard private passenger automobile insurance and crop insurance. The Company believes that it has demonstrated an ability to acquire under-performing niche insurance businesses and develop them toward their full potential. Through its Subsidiaries, the Company writes business in the U.S. exclusively through independent agencies and seeks to distinguish itself by offering high quality, technology based services for its agents and policyholders. For the twelve months ended June 30, 1996, the Company had consolidated gross premiums written of approximately $175.8 million (including gross premiums written of $25.2 million for Superior for two months of 1996).

     The Company writes nonstandard automobile insurance through approximately 4,500 independent agencies in 18 states and writes crop insurance through approximately 1,200 independent agencies in 31 states. Based on a Company analysis of gross premiums written in 1995 as reported by A.M. Best, the Company believes that the combination of Pafco and Superior makes the Company's nonstandard automobile group the sixteenth largest underwriter of nonstandard automobile insurance in the United States. Based on premium information compiled in 1995 by the Federal Crop Insurance Corporation ("FCIC") and National Crop Insurance Services, Inc. ("NCIS"), the Company believes that IGF is the fifth largest underwriter of Multi-Peril Crop Insurance ("MPCI") in the United States.

     Nonstandard automobile insurance products are designed for drivers who are unable to obtain coverage from standard market carriers. These drivers are normally charged higher premium rates than the rates charged for preferred or standard risk drivers and generally purchase lower liability limits than preferred or standard risk policyholders. According to statistical information derived from insurer annual statements compiled by A.M. Best, the nonstandard automobile market accounted for $17.4 billion in annual premium volume for 1995.

     In June, 1995, the Company entered into a letter of intent to acquire Superior from Fortis, Inc. ("Fortis") and, in January, 1996, obtained a commitment from the GS Funds to invest the equity capital needed to finance the acquisition of Superior (the "Acquisition"). GGS Holdings, which is 52% owned by the Company and 48% owned by the GS Funds, was formed (the "Formation Transaction") to focus on the growth and development of the nonstandard automobile insurance business. As part of this strategy, the

Company contributed Pafco and its right to acquire Superior to GGS Holdings, which completed the Acquisition on April 30, 1996. The Acquisition has allowed the Company to expand its nonstandard automobile business through wider geographic distribution and a broader range of products. Pafco writes business primarily in the Midwest and Colorado, and Superior writes business primarily in the Southeast (particularly Florida) and in California. GGS Holdings plans to pursue additional acquisition opportunities to take advantage of a consolidation trend in the nonstandard automobile insurance industry. There can be no assurance that any suitable acquisition opportunities will arise.

     IGF Insurance Company ("IGF") is a wholly-owned subsidiary of the Company located in Des Moines, Iowa. IGF underwrites MPCI, crop hail insurance and other named peril crop insurance. MPCI is a federally-subsidized program administered by the FCIC, which is a federally chartered corporation operated through the United States Department of Agriculture ("USDA"). MPCI is designed to provide farmers who suffer an insured crop loss due to the weather or other natural perils with the funds needed to continue operations and plant crops for the next growing season. For the year ended December 31, 1995, the Company wrote approximately $53.4 million in MPCI Premiums (as defined herein) and $17.0 million in crop hail gross premiums. In addition to premium revenues, for the same period, the Company received from the FCIC: (i) CAT Coverage Fees (as defined herein) in the amount of $1.3 million, (ii) Buy-up Expense Reimbursement Payments (as defined herein) in the amount of $16.4 million and (iii) CAT LAE Reimbursement Payments (as defined herein) and MPCI Excess LAE Reimbursement Payments (as defined herein) in the aggregate amount of $3.4 million. IGF uses proprietary software to write and service policies. The Company uses employee claims adjusters rather than relying solely on part-time, independent contractor adjusters as do many of its competitors. Management believes that the approaches adopted by IGF's management team in the information technology, claims handling and underwriting aspects of its business are innovations which provide IGF with a competitive advantage in the crop insurance industry. For a discussion of the accounting treatment of the Company's MPCI business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview."

     The Federal Crop Insurance Reform Act of 1994 (the "1994 Reform Act") required farmers for the first time to purchase at least a basic level of MPCI coverage ("CAT Coverage") in order to be eligible for other federally-sponsored farm benefits, including but not limited to low interest loans and crop price supports. The 1994 Reform Act also authorized for the first time the marketing and selling of CAT Coverage by local USDA offices. Partly as a result of the increase in the size of the MPCI market resulting from the 1994 Reform Act, the Company's MPCI Premiums increased to $53.4 million in 1995 from $44.3 million in 1994 and the fees and reimbursement payments received by the Company from its MPCI business increased to $21.1 million in 1995 from $14.0 million in 1994. However, the Federal Agriculture Improvement and Reform Act of 1996 (the "1996 Reform Act"), signed into law by President Clinton in April, 1996, limits the role of the USDA offices in the delivery of MPCI coverage beginning in July, 1996, which is the commencement of the 1997 crop year, and also eliminates the linkage between CAT Coverage and qualification for certain federal farm program benefits. The limitation of the USDA's role in the delivery system for MPCI should provide the Company with the opportunity to realize increased revenues from the distribution and servicing of its MPCI product. As a result of this limitation, the FCIC has transferred to the Company approximately 8,900 insureds for CAT Coverage who previously purchased such coverage from USDA field offices. The Company has not experienced any material negative impact in 1996 from the delinkage mandated by the 1996 Reform Act. The Company believes that any future potential negative impact of the delinkage mandated by the 1996 Reform Act will be mitigated by, among other factors, the likelihood that farmers will continue to purchase MPCI to provide basic protection against natural disasters since ad hoc federal disaster relief programs have been reduced or eliminated. There can, however, be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.

     The Company has multiple strategies to achieve profitable growth including the following:

     - The Company will continue to develop its two niche product lines: nonstandard automobile insurance and crop insurance.

     - Through GGS Holdings, the Company intends to take advantage of acquisition opportunities in the consolidating nonstandard automobile insurance industry.

     - The Company will use the Superior acquisition to market its automobile insurance products to additional markets and to expand the multi-tiered marketing approach currently employed by Superior.

     - The Company will continue to emphasize providing quality, cost efficient services to its independent agencies together with a commission structure designed to encourage those agencies to place a high volume of profitable business with its insurance subsidiaries.

     - The Company will continue to develop and enhance its relationship with its crop agencies by using an electronic communications network that enables agencies to communicate directly with the Company's central computer system, thereby limiting agencies' handling costs.

     - The Company will seek to enhance the underwriting profits and reduce the volatility of its crop insurance business through geographic diversification and the effective use of federal and third-party catastrophic reinsurance arrangements.

     The Company is continually reviewing potential acquisition opportunities. As of the date of this Prospectus, the Company has not entered into a letter of intent or agreement in principle with any potential acquisition targets.

     The Company is a wholly-owned subsidiary of Goran. The ordinary shares of Goran are traded on the Toronto Stock Exchange under the symbol "GNC" and on the Nasdaq National Market under the symbol "GNCNF." Following the Offering, Goran will hold approximately 70% of the Common Stock, assuming no exercise of the Underwriters' over-allotment option. Goran engages, through subsidiaries other than the Company, in certain reinsurance and surplus lines underwriting operations. These subsidiaries of Goran have certain business relationships with the Company which the Company expects will continue after consummation of the Offering.

     The Company's state of incorporation is Indiana; its principal executive offices are located at 4720 Kingsway Drive, Indianapolis, Indiana; and its telephone number is (317) 259-6300.

                              RECENT DEVELOPMENTS

     The Company's condensed results of operations for the three and nine month periods ended September 30, 1995 and 1996 are as follows:

                           THREE MONTHS            THREE MONTHS             NINE MONTHS             NINE MONTHS
                               ENDED                   ENDED                   ENDED                   ENDED
                       SEPTEMBER 30, 1995(1)   SEPTEMBER 30, 1996(1)   SEPTEMBER 30, 1995(1)   SEPTEMBER 30, 1996(1)
                       ---------------------   ---------------------   ---------------------   ---------------------
                                                                (UNAUDITED)
                                                              (IN THOUSANDS)
Gross premiums
  written..............        $16,978                $71,813                $ 112,737               $ 218,763
Net premiums earned....         14,868                 69,094                   37,657                 128,160
Net income.............          1,464                  4,589                    3,470                   8,893
Earnings per share.....        $  0.21                $  0.66                $    0.50               $    1.27
Shares outstanding.....          7,000                  7,000                    7,000                   7,000

-------------------------
(1) The Company's consolidated results of operations for the nine months ended September 30, 1996 include five months results of operations of Superior subsequent to the Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview" for a discussion of the accounting treatment accorded to the crop insurance business.

    The increases in gross premiums written and net premiums earned for the three and nine months ended September 30, 1996 as compared to the corresponding periods of the prior year are the result of increased premium volume in both the nonstandard auto and crop segments. The increased premium volume in the nonstandard auto segment is the result of the acquisition of Superior and elimination in 1996 of quota share reinsurance previously in effect as well as internal growth. The increased premium volume in the crop segment is the result of higher volume in both crop hail and MPCI. The increases in net income for the three and nine months ended September 30, 1996 as compared to the corresponding periods of the prior year are the result of improved earnings in both the nonstandard auto and crop segments. These improvements result from increased premium volume in both segments, lower loss and LAE and expense ratios in the nonstandard auto segment, improved loss and LAE ratio for crop hail and greater MPCI underwriting gains.

                                  THE OFFERING

Common Stock being offered by the Company....   3,000,000 shares
Common Stock outstanding (1)
  Before the Offering........................   7,000,000 shares
  After the Offering.........................   10,000,000 shares
Use of Proceeds..............................   The Company intends to apply the net proceeds
                                                from the Offering as follows: (i) to
                                                contribute approximately $9.0 million to IGF
                                                to increase its statutory surplus to provide
                                                support for the writing of additional crop
                                                insurance coverages; (ii) to repay certain
                                                bank indebtedness of the Company in the
                                                amount of $7.5 million; (iii) to retire a
                                                note in the principal amount of approximately
                                                $3.5 million issued to Pafco by one of the
                                                Company's wholly-owned Subsidiaries; (iv) to
                                                retire the Company's indebtedness to Goran
                                                (the aggregate outstanding balance of which
                                                is approximately $7.5 million (the "Parent
                                                Indebtedness")); (v) to pay a dividend to
                                                Goran in the amount of up to $3.5 million;
                                                and (vi) to apply the remainder of the net
                                                proceeds, if any, for general corporate
                                                purposes, including acquisitions. See "The
                                                Company" and "Use of Proceeds."
Proposed Nasdaq National Market Symbol.......   SIGC

-------------------------
(1) Excluding 1,000,000 shares reserved for issuance pursuant to certain employment agreements with officers of IGF and the Company's 1996 Stock Option Plan, of which options for 830,000 shares have been granted. See "Management -- Executive Compensation -- Employment Contracts and Termination of Employment -- IGF" and "-- Stock Option Plans -- SIG 1996 Stock Option Plan."

                  SUMMARY COMPANY CONSOLIDATED FINANCIAL DATA

                                                YEAR ENDED DECEMBER 31,                             SIX MONTHS ENDED JUNE 30,
                           -----------------------------------------------------------------    ---------------------------------
                                                                                 PRO FORMA                            PRO FORMA
                                                                                  FOR THE                              FOR THE
                                                                                TRANSACTIONS                         TRANSACTIONS
                                                                                  AND THE                              AND THE
                                                                                  OFFERING                             OFFERING
                            1991       1992      1993       1994       1995       1995(1)        1995     1996(2)      1996(1)
                           -------   --------   -------   --------   --------   ------------    -------   --------   ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA: (3)
Gross premiums written...  $91,974   $109,219   $88,936   $103,134   $124,634     $214,275      $95,759   $146,950     $190,943
Net premiums written.....   31,543     35,425    31,760     35,139     53,447      142,978       30,855     77,042      120,660
Net premiums earned......   30,388     35,985    31,428     32,126     49,641      143,682       22,789     59,066       98,453
Net investment income....    1,370      1,319     1,489      1,241      1,173        8,262          636      1,533        3,985
Other income.............       --         --       886      1,622      2,174        6,345          997      4,062        6,279
Net realized capital
  gain (loss)............      381        486      (119)      (159)      (344)       1,610           79        228          257
                           -------   --------   -------   --------   --------     --------      -------   --------     --------
    Total revenues.......   32,139     37,790    33,684     34,830     52,644      159,899       24,501     64,889      108,974
                           -------   --------   -------   --------   --------     --------      -------   --------     --------
Net income (loss) (4)....  $ 1,770   $    817   $  (323)  $  2,117   $  4,821     $  6,701      $ 2,006   $  4,304     $  5,928
Net income (loss) per
  common share (4).......  $  0.25   $   0.12   $ (0.05)  $   0.30   $   0.69     $   0.66      $  0.29   $   0.61     $   0.58
Weighted average shares
  outstanding............    7,000      7,000     7,000      7,000      7,000       10,129        7,000      7,000       10,129
GAAP RATIOS: (3)(5)
Loss and LAE ratio.......     76.1%      76.6%     79.8%      82.4%      72.5%        73.4%        69.1%      76.7%        73.1%
Expense ratio............     20.8       23.4      31.5       21.7       18.6         31.0         25.4       22.9         26.4
                           -------   --------   -------   --------   --------     --------      -------   --------     --------
Combined ratio...........     96.9%     100.0%    111.3%     104.1%      91.1%       104.4%        94.5%      99.6%        99.5%

                                                                                                              JUNE 30, 1996
                                                                                                          ----------------------
                                                   DECEMBER 31,                                                      AS ADJUSTED
                                --------------------------------------------------                                     FOR THE
                                 1991       1992      1993       1994       1995                           ACTUAL    OFFERING(1)
                                -------   --------   -------   --------   --------                        --------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED BALANCE SHEET DATA: (3)
Investments...................  $26,049   $ 27,941   $21,497   $ 18,572   $ 25,902                        $161,205    $ 173,705
Total assets..................   78,749     75,001    81,540     66,628    110,516                         378,673      391,173
Losses and loss adjustment
  expenses....................   38,607     38,616    54,143     29,269     59,421                          93,628       93,628
Total debt....................    9,009     11,528     9,341     10,683     11,776                          63,287       48,250
Minority interest.............      466         55        --         16         --                          17,723       17,723
Total shareholders' equity....      484      1,193     2,219      4,255      9,535                          17,757       45,294
Book value per share..........  $  0.07   $   0.17   $  0.32   $   0.61   $   1.36                        $   2.54    $    4.53
STATUTORY CAPITAL AND SURPLUS:
  (6)
Pafco.........................  $ 8,251   $ 10,363   $ 8,132   $  7,848   $ 11,875                        $ 14,872    $  14,872
IGF...........................  $ 5,277   $  6,400   $ 2,789   $  4,512   $  9,219                        $ 11,559    $  20,559
Superior......................                                                                            $ 48,036    $  48,036

-------------------------
(1) Results of operations of Superior for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 are presented herein in "Selected Consolidated Historical Financial Data of Superior Insurance Company." The pro forma consolidated statement of operations data for the year ended December 31, 1995 and for the six months ended June 30, 1996 present results for the Company as if the Formation Transaction, the Acquisition, and the other transactions described in "The Company -- Formation of GGS Holdings; Acquisition of Superior" (collectively, the "Transactions") and the Offering had occurred as of January 1, 1995 and eliminate all of the operations related to the commercial business ceded to Granite Reinsurance Company Ltd., a subsidiary of Goran ("Granite Re"), for the year ended December 31, 1995. See "Unaudited Pro Forma Consolidated Statements of Operations" for a discussion of pro forma statement of operations adjustments. The as adjusted consolidated balance sheet data as of June 30, 1996 gives effect to the Offering as if it had occurred as of June 30, 1996. The as adjusted consolidated balance sheet data assumes a per share offering price of $11.00 per share and 3,000,000 shares issued less estimated issuance costs of $4,000,000 and the application of the net proceeds of the Offering. See "Use of Proceeds."

(2) The Company's consolidated results of operations for the six months ended June 30, 1996 include the two months results of operations of Superior subsequent to the Acquisition.

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Overview" for a discussion of the accounting treatment accorded to the crop insurance business.

(4) In 1993, the Company recognized an increase to net income as a result of a cumulative effect of a change in accounting principle of $1,175,000. The net income per share for 1993 excluding this cumulative effect was $(0.20).

(5) The loss and LAE ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned. The expense ratio is calculated by dividing the sum of policy acquisition and general and administrative expenses and interest expense by net premiums earned. The combined ratio is the sum of the loss and LAE and expense ratios. As a result of the unique accounting treatment accorded to the MPCI business, the Company's GAAP loss and LAE, expense and combined ratios are not comparable to the ratios for other property and casualty insurers.

(6) Statutory capital and surplus is calculated under SAP and is relevant for insurance regulatory purposes in determining the amount of business an insurance company may write. Among the differences between SAP and GAAP capital and surplus are the following: SAP does not recognize as assets deferred acquisition costs, certain assets such as furniture and fixtures, agents' balances in excess of 90 days, and deferred tax assets or liabilities. In addition, the historical capital and surplus of an acquired entity carries over for statutory purposes. The statutory surplus of Pafco includes Pafco's share of IGF's statutory surplus prior to April 30, 1996. Pafco owned the following percentages of IGF at December 31 for each of the following years: 1991, 87.9%; 1992, 98.2%; 1993, 98.2%; 1994, 98.8%; 1995,
    100%. At April 30, 1996, Pafco transferred IGF Holdings to SIG. Prior to the Transfer (as defined below), IGF Holdings also paid a dividend to Pafco in the form of cash of $7,500,000 and a promissory note with a principal amount of $3,500,000. See "The Company -- Formation of GGS Holdings; Acquisition of Superior."

                                  RISK FACTORS

     There are certain risks involved in an investment in the Common Stock. Accordingly, prospective purchasers of the Common Stock should consider carefully the factors set forth below as well as the other information contained in this Prospectus.

UNCERTAIN PRICING AND PROFITABILITY

     One of the distinguishing features of the property and casualty industry is that its products generally are priced before its costs are known, because premium rates usually are determined before losses are reported. Premium rate levels are related in part to the availability of insurance coverage, which varies according to the level of surplus in the industry. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. The nonstandard automobile insurance business in recent years has experienced very competitive pricing conditions and there can be no assurance as to the Company's ability to achieve adequate pricing. Changes in case law, the passage of new statutes or the adoption of new regulations relating to the interpretation of insurance contracts can retroactively and dramatically affect the liabilities associated with known risks after an insurance contract is in place. New products also present special issues in establishing appropriate premium levels in the absence of a base of experience with such products' performance.

     The number of competitors and the similarity of products offered, as well as regulatory constraints, limit the ability of property and casualty insurers to increase prices in response to declines in profitability. In states which require prior approval of rates, it may be more difficult for the Company to achieve premium rates which are commensurate with the Company's underwriting experience with respect to risks located in those states. In addition, the Company does not control rates on its MPCI business, which are instead set by the FCIC. Accordingly, there can be no assurance that these rates will be sufficient to produce an underwriting profit.

     The reported profits and losses of a property and casualty insurance company are also determined, in part, by the establishment of, and adjustments to, reserves reflecting estimates made by management as to the amount of losses and loss adjustment expenses ("LAE") that will ultimately be incurred in the settlement of claims. The ultimate liability of the insurer for all losses and LAE reserved at any given time will likely be greater or less than these estimates, and material differences in the estimates may have a material adverse effect on the insurer's financial position or results of operations in future periods. See "Risk Factors -- Uncertainty Associated with Estimating Reserves for Unpaid Losses and LAE."

NATURE OF NONSTANDARD AUTOMOBILE INSURANCE BUSINESS

     The nonstandard automobile insurance business is affected by many factors which can cause fluctuations in the results of operations of this business. Many of these factors are not subject to the control of the Company. The size of the nonstandard market can be significantly affected by, among other factors, the underwriting capacity and underwriting criteria of standard automobile insurance carriers. In addition, an economic downturn in the states in which the Company writes business could result in fewer new car sales and less demand for automobile insurance. Severe weather conditions could also adversely affect the Company's business through higher losses and LAE. These factors, together with competitive pricing and other considerations, could result in fluctuations in the Company's underwriting results and net income.

NATURE OF CROP INSURANCE BUSINESS

     The Company's operating results from its crop insurance program can vary substantially from period to period as a result of various factors, including timing and severity of losses from storms, droughts, floods, freezes and other natural perils and crop production cycles. Therefore, the results for any quarter or year are not necessarily indicative of results for any future period. The underwriting results of the crop insurance business are recognized throughout the year with a reconciliation for the current crop year in the fourth quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the

Company -- Overview -- Crop Insurance Operations -- Recent Developments Affecting MPCI Underwriting Results" for examples of recent events that could adversely affect the Company's operating results.

     The Company expects that for the foreseeable future a majority of its crop insurance business will continue to be derived from MPCI business. The MPCI program is federally regulated and supported by the federal government by means of premium subsidies to farmers, expense reimbursement and federal reinsurance pools for private insurers. As such, legislative or other changes affecting the MPCI program could impact the Company's business prospects. The MPCI program has historically been subject to modification at least annually since its establishment in 1980, and some of these modifications have been significant. No assurance can be given that future changes will not significantly affect the MPCI program and the Company's crop insurance business.

     The 1994 Reform Act also reduced the expense reimbursement rate payable to the Company for its costs of servicing MPCI policies that exceed the basic CAT Coverage level (such policies, "Buy-up Coverage") for the 1997, 1998 and 1999 crop years to 29%, 28% and 27.5%, respectively, of the MPCI Premium serviced, a decrease from the 31% level established for the 1994, 1995 and 1996 crop years. Although the 1994 Reform Act directs the FCIC to alter program procedures and administrative requirements so that the administrative and operating costs of private insurance companies participating in the MPCI program will be reduced in an amount that corresponds to the reduction in the expense reimbursement rate, there can be no assurance that the Company's actual costs will not exceed the expense reimbursement rate. The FCIC has appointed several committees comprised of members of the insurance industry to make recommendations concerning this matter.

     The 1994 Reform Act also directs the FCIC to establish adequate premiums for all MPCI coverages at such rates as the FCIC determines are actuarially sufficient to attain a targeted loss ratio. Since 1980, the average MPCI loss ratio has exceeded this target ratio. There can be no assurance that the FCIC will not increase rates to farmers in order to achieve the targeted loss ratio in a manner that could adversely affect participation by farmers in the MPCI program above the CAT Coverage level.

     The 1996 Reform Act, signed into law by President Clinton in April, 1996, provides that, effective for 1996 spring-planted crops, MPCI coverage is not required for federal farm program benefits if producers sign a written waiver that waives eligibility for emergency crop loss assistance. The 1996 Reform Act also provides that, effective for the 1997 crop year, the Secretary of Agriculture may continue to offer CAT Coverage through USDA offices if the Secretary of Agriculture determines that the number of approved insurance providers operating in a state is insufficient to adequately provide catastrophic risk protection coverage to producers. There can be no assurance as to the ultimate effect which the 1996 Reform Act may have on the business or operations of the Company.

     Total MPCI Premium for each farmer depends upon the kind of crops grown, acreage planted and other factors determined by the FCIC. Each year, the FCIC sets, by crop, the maximum per unit commodity price ("Price Election") to be used in computing MPCI Premiums. Any reduction of the Price Election by the FCIC will reduce the MPCI Premium charged per policy, and accordingly will adversely impact MPCI Premium volume.

     The Company's crop insurance business is also affected by market conditions in the agricultural industry which vary depending on such factors as federal legislation and administration policies, foreign country policies relating to agricultural products and producers, demand for agricultural products, weather, natural disasters, technological advances in agricultural practices, international agricultural markets and general economic conditions both in the United States and abroad. For example, the number of MPCI Buy-up Coverage policies written has historically tended to increase after a year in which a major natural disaster adversely affecting crops occurs, and to decrease following a year in which favorable weather conditions prevail. For further information about the Company's MPCI business, see "Business -- Crop Insurance -- Products."

HIGHLY COMPETITIVE BUSINESSES

     Both the nonstandard automobile insurance and crop insurance businesses are highly competitive. Many of the Company's competitors in both the nonstandard automobile insurance and crop insurance business segments have substantially greater financial and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against such competitors in the future.

     In its nonstandard automobile business, the Company competes with both large national writers and smaller regional companies. The Company's competitors include other companies which, like the Company, serve the independent agency market, as well as companies which sell insurance directly to customers. Direct writers may have certain competitive advantages over agency writers, including increased name recognition, loyalty of the customer base to the insurer rather than an independent agency and, potentially, reduced acquisition costs. In addition, certain competitors of the Company have from time to time decreased their prices in an apparent attempt to gain market share. Also, in certain states, state assigned risk plans may provide nonstandard automobile insurance products at a lower price than private insurers. See "Business -- Nonstandard Automobile Insurance -- Competition."

     In the crop insurance business, the Company competes against other crop insurance companies and, with respect to CAT Coverage, USDA field service offices in certain areas. In addition, the crop insurance industry has become increasingly consolidated. From the 1985 crop year to the 1995 crop year, the number of insurance companies that have entered into agreements with the FCIC to sell and service MPCI policies has declined from 50 to 17. The Company believes that to compete successfully in the crop insurance business it will have to market and service a volume of premiums sufficiently large to enable the Company to continue to realize operating efficiencies in conducting its business. No assurance can be given that the Company will be able to compete successfully if this market consolidates further. See "Business -- Crop Insurance -- Competition."

IMPORTANCE OF RATINGS

     A.M. Best has currently assigned Superior a B+ (Very Good) rating and Pafco a B- (Adequate) rating. Subsequent to the Acquisition, the rating of Superior was reduced from A- to B+ as a result of the leverage of GGS Holdings resulting from indebtedness in connection with the Acquisition. A "B+" and a "B-" rating are A.M. Best's sixth and eighth highest rating classifications, respectively, out of 15 ratings. A "B+" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated very good overall performance when compared to the standards established by the A.M. Best Company" and "have a good ability to meet their obligations to policyholders over a long period of time." A "B-" rating is awarded to insurers which, in A.M. Best's opinion, "have demonstrated adequate overall performance when compared to the standards established by the A.M. Best Company" and "generally have an adequate ability to meet their obligations to policyholders, but their financial strength is vulnerable to unfavorable changes in underwriting or economic conditions." IGF recently received an "NA-2" rating (a "rating not assigned" category for companies that do not meet A.M. Best's minimum size requirement) from A.M. Best. IGF intends to seek a revised rating after the infusion of capital from the proceeds of the Offering, although there can be no assurance that a revised rating will be obtained or as to the level of any such rating. See "Use of Proceeds." A.M. Best bases its ratings on factors that concern policyholders and agents and not upon factors concerning investor protection. Such ratings are subject to change and are not recommendations to buy, sell or hold securities. One factor in an insurer's ability to compete effectively is its A.M. Best rating. The A.M. Best ratings for the Company's rated Insurers are lower than for many of the Company's competitors. There can be no assurance that such ratings or future changes therein will not affect the Company's competitive position. See "Business -- Ratings."

GEOGRAPHIC CONCENTRATION

     The Company's nonstandard automobile insurance business is concentrated in the states of Florida, California, Indiana, Missouri and Virginia; consequently the Company will be significantly affected by changes in the regulatory and business climate in those states. For the six months ended June 30, 1996 on a pro forma basis after giving effect to the Acquisition of Superior as if it had occurred on January 1, 1996, gross premiums written by the Company in Florida accounted for approximately 37% of the Company's total nonstandard automobile insurance gross premiums written for this period. See "Business -- Nonstandard Automobile Insurance -- Marketing." The Company's crop insurance business is concentrated in the states of Iowa, Texas, Illinois, Kansas and Minnesota and the Company will be significantly affected by weather conditions, natural perils and other factors affecting the crop insurance business in those states. See "Business -- Crop Insurance -- Marketing; Distribution Network."

FUTURE GROWTH AND CONTINUED OPERATIONS DEPENDENT ON ACCESS TO CAPITAL

     Property and casualty insurance is a capital intensive business. The Company must maintain minimum levels of surplus in the Insurers in order to continue to write business, meet the other related standards established by insurance regulatory authorities and insurance rating bureaus and satisfy financial ratio covenants in loan agreements. As of September 30, 1996, GGS Management was in breach of a loan covenant limiting its maximum ratio of net premiums written to surplus. GGS Management has received a waiver of this breach. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of the Company -- Liquidity and Capital Resources."

     Historically, the Company has achieved premium growth as a result of both acquisitions and internal growth. It intends to continue to pursue acquisition and new internal growth opportunities. Among the factors which may restrict the Company's future growth is the availability of capital. Such capital will likely have to be obtained through debt or equity financing or retained earnings. There can be no assurance that the Insurers will have access to sufficient capital to support future growth and also satisfy the capital requirements of rating agencies and regulators. In addition, the Company will require additional capital to finance future acquisitions. If the Company's representatives on the Board of Directors of GGS Holdings cause GGS Holdings to decline acquisition opportunities because the Company is unable to raise sufficient capital to fund its pro rata share of the purchase price, the GS Funds may be able to force a sale of GGS Holdings. The ability of each of the Company and GGS Holdings to raise capital through an issuance of voting securities may be affected by conflicts of interest between each of them and their respective control persons and other affiliates. See "-- Control by Goran," "-- Potential Limitations on Ability to Raise Additional Capital," "-- Conflicts of Interest" and "-- Certain Rights of the GS Funds to Cause A Sale of GGS Holdings" below. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."

UNCERTAINTY ASSOCIATED WITH ESTIMATING RESERVES FOR UNPAID LOSSES AND LAE

     The reserves for unpaid losses and LAE established by the Company are estimates of amounts needed to pay reported and unreported claims and related LAE based on facts and circumstances then known. These reserves are based on estimates of trends in claims severity, judicial theories of liability and other factors.

     Although the nature of the Company's insurance business is primarily short-tail, the establishment of adequate reserves is an inherently uncertain process, and there can be no assurance that the ultimate liability will not materially exceed the Company's reserves for losses and LAE and have a material adverse effect on the Company's results of operations and financial condition. Due to the inherent uncertainty of estimating these amounts, it has been necessary, and may over time continue to be necessary, to revise estimates of the Company's reserves for losses and LAE. The historic development of reserves for losses and LAE may not necessarily reflect future trends in the development of these amounts. Accordingly, it may not be appropriate to extrapolate redundancies or deficiencies based on historical information. See "Business -- Reserves for Losses and Loss Adjustment Expenses."

RELIANCE UPON REINSURANCE

     In order to reduce risk and to increase its underwriting capacity, the Company purchases reinsurance. Reinsurance does not relieve the Company of liability to its insureds for the risks ceded to reinsurers. As such, the Company is subject to credit risk with respect to the risks ceded to reinsurers. Although the Company places its reinsurance with reinsurers, including the FCIC, which the Company generally believes to be financially stable, a significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's financial condition or results of operations.

     The amount and cost of reinsurance available to companies specializing in property and casualty insurance are subject, in large part, to prevailing market conditions beyond the control of such companies. The Company's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends upon its ability to obtain adequate reinsurance in amounts and at rates that will not adversely affect its competitive position.

     Due to continuing market uncertainties regarding reinsurance capacity, no assurances can be given as to the Company's ability to maintain its current reinsurance facilities, which generally are subject to annual renewal. If the Company is unable to renew such facilities upon their expiration and is unwilling to bear the associated increase in net exposures, the Company may need to reduce the levels of its underwriting commitments. See
"Business -- Nonstandard Automobile Insurance -- Reinsurance" and
"Business -- Crop Insurance -- Third Party Reinsurance in Effect for 1996."

RISKS ASSOCIATED WITH INVESTMENTS

     The Company's results of operations depend in part on the performance of its invested assets. As of June 30, 1996, 74.2% of the Company's investment portfolio was invested in fixed maturity securities, 20.2% in equity securities, 3.7% in short-term investments, and 1.9% in real estate and mortgage loans. Certain risks are inherent in connection with fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. Equity securities involve risks arising from the financial performance of, or other developments affecting, particular issuers as well as price volatility arising from general stock market conditions. See "Business -- Investments."

COMPREHENSIVE STATE REGULATION

     The Insurers are subject to comprehensive regulation by government agencies in the states in which they operate. The nature and extent of that regulation vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, limitations on dividends, approval or filing of premium rates and policy forms for many lines of insurance, solvency standards, minimum amounts of capital and surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, limitation of the right to cancel or non-renew policies in some lines, regulation of the right to withdraw from markets or agencies, requirements to participate in residual markets, licensing of insurers and agents, deposits of securities for the benefit of policyholders, reporting with respect to financial condition, and other matters. In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than security holders. No assurance can be given that future legislative or regulatory changes will not adversely affect the Company. See
"Business -- Regulation."

HOLDING COMPANY STRUCTURE; DIVIDEND AND OTHER RESTRICTIONS; MANAGEMENT FEES

     Holding Company Structure. The Company is a holding company whose principal asset is the capital stock of the Subsidiaries. The Company relies primarily on dividends and other payments from its Subsidiaries, including the Insurers, to meet its obligations to creditors and to pay corporate expenses. The Insurers are domiciled in the states of Indiana and Florida and each of these states limits the payment of dividends and other distributions by insurance companies.

     Dividend and Other Restrictions. Indiana law defines as "extraordinary" any dividend or distribution which, together with all other dividends and distributions to shareholders within the preceding twelve months, exceeds the greater of: (i) 10% of statutory surplus as regards policyholders as of the end of the preceding year or (ii) the prior year's net income. Dividends which are not "extraordinary" may be paid ten days after the Indiana Department of Insurance ("Indiana Department") receives notice of their declaration. "Extraordinary" dividends and distributions may not be paid without the prior approval of the Indiana Commissioner of Insurance (the "Indiana Commissioner") or until the Indiana Commissioner has been given thirty days' prior notice and has not disapproved within that period. The Indiana Department must receive notice of all dividends, whether "extraordinary" or not, within five business days after they are declared. Notwithstanding the foregoing limit, a domestic insurer may not declare or pay a dividend from any source of funds other than "earned surplus" without the prior approval of the Indiana Department. "Earned Surplus" is defined as the amount of unassigned funds set forth in the insurer's most recent annual statement, less surplus attributable to unrealized capital gain or revaluation of assets. As of December 31, 1995, IGF had earned surplus of $2,713,000. Further, no Indiana domiciled insurer may make payments in the form of dividends or otherwise to its shareholders unless it possesses assets in the amount of such payments in excess of the sum of its liabilities and the aggregate amount of the par value of all shares of capital stock; provided, that in no instance shall such dividend reduce the total of (i) gross paid-in and contributed surplus, plus (ii) special surplus funds, plus (iii) unassigned funds, minus (iv) treasury stock at cost, below an amount equal to 50% of the aggregate amount of the par value of all shares of the insurer's capital stock.

     Under Florida law, a domestic insurer may not pay any dividend or distribute cash or other property to its stockholders except out of that part of its available and accumulated surplus funds which is derived from realized net operating profits on its business and net realized capital gains. A Florida domestic insurer may make dividend payments or distributions to stockholders without prior approval of the Florida Department of Insurance ("Florida Department") if the dividend or distribution does not exceed the larger of: (i) the lesser of (a) 10% of surplus or (b) net income, not including realized capital gains, plus a 2-year carryforward, (ii) 10% of surplus with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains, or (iii) the lesser of (a) 10% of surplus or (b) net investment income plus a 3-year carryforward with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains. Alternatively, a Florida domestic insurer may pay a dividend or distribution without the prior written approval of the Florida Department if (1) the dividend is equal to or less than the greater of: (i) 10% of the insurer's surplus as regards policyholders derived from realized net operating profits on its business and net realized capital gains or (ii) the insurer's entire net operating profits (including unrealized gains or losses) and realized net capital gains derived during the immediately preceding calendar year; (2) the insurer will have policyholder surplus equal to or exceeding 115% of the minimum required statutory surplus after the dividend or distribution;
(3) the insurer files a notice of the dividend or distribution with the Florida Department at least ten business days prior to the dividend payment or distribution; and (4) the notice includes a certification by an officer of the insurer attesting that, after the payment of the dividend or distribution, the insurer will have at least 115% of required statutory surplus as to policyholders. Except as provided above, a Florida domiciled insurer may only pay a dividend or make a distribution (i) subject to prior approval by the Florida Department or (ii) 30 days after the Florida Department has received notice of such dividend or distribution and has not disapproved it within such time. In the consent order approving the Acquisition (the "Consent Order"), the Florida Department has prohibited Superior from paying any dividends (whether extraordinary or not) for four years without the prior written approval of the Florida Department.

     Under these laws, the maximum aggregate amounts of dividends permitted to be paid in 1996 by IGF without prior regulatory approval is $2,713,000, none of which has been paid, and Pafco cannot pay any dividends in 1996 without prior regulatory approval. Although the Company believes that funds required for it to meet its financial and operating obligations will be available, there can be no assurance in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources." Further, there can be no assurance that, if requested, the Indiana Department will approve any request for extraordinary dividends from Pafco or IGF or that the Florida Department will allow any dividends to be paid by Superior during the four year period described above.

     Payment of dividends by IGF requires prior approval by the lender under the IGF Revolver (as defined herein). There can be no assurance that IGF will be able to obtain this consent. The Company is in the process of seeking regulatory approval for a new arrangement whereby underwriting, marketing and administrative functions of IGF will be assumed by, and employees will be transferred to, IGF Holdings. As a result of this restructuring, management fees would be paid by IGF to IGF Holdings, thereby providing an additional source of liquidity for the Company to the extent these payments exceed the operating and other expenses of IGF Holdings. There can be no assurance that this regulatory approval will be obtained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."

     The maximum dividends permitted by state law are not necessarily indicative of an insurer's actual ability to pay dividends or other distributions to a parent company, which also may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer's competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, state insurance laws and regulations require that the statutory surplus of an insurance company following any dividend or distribution by such company be reasonable in relation to its outstanding liabilities and adequate for its financial needs.

     Management Fees. The management agreement originally entered into between the Company and Pafco was assigned as of April 30, 1996 by the Company to GGS Management, Inc., a wholly-owned subsidiary of GGS Holdings ("GGS Management"). This agreement provides for an annual management fee equal to 15% of gross premiums written. A similar management agreement with a management fee of 17% of gross premiums written has been entered into between GGS Management and Superior. Employees of the Company relating to the nonstandard automobile insurance business and all Superior employees became employees of GGS Management effective April 30, 1996. As part of the approval of the Formation Transaction, the Indiana Department has required Pafco to resubmit its management agreement for review by the Indiana Department no later than May 1, 1997 (the first anniversary of the Formation Transaction), together with supporting evidence that management fees charged to Pafco are fair and reasonable in comparison to fees charged between unrelated parties for similar services. In the Consent Order approving the Acquisition, the Florida Department has reserved, for a period of three years, the right to reevaluate the reasonableness of fees provided for in the Superior management agreement at the end of each calendar year and to require Superior to make adjustments in the management fees based on the Florida Department's consideration of the performance and operating percentages of Superior and other pertinent data. There can be no assurance that either the Indiana Department or the Florida Department will not in the future require a reduction in these management fees.

     Furthermore, as a result of certain restrictive covenants with respect to dividends and other payments contained in the GGS Senior Credit Facility (as defined herein), GGS Holdings and its subsidiaries, Pafco and Superior, are not expected to constitute a significant source of funds for the Company. In addition, since the GS Funds own 48% of the outstanding capital stock of GGS Holdings, the Company would only be entitled to receive 52% of any dividend or distribution paid by GGS Holdings to its stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company -- Liquidity and Capital Resources."

CONTROL BY GORAN

     The Company is a wholly-owned subsidiary of Goran, and after completion of the Offering, Goran will own approximately 70% of the outstanding Common Stock, assuming no exercise of the Underwriters' over-allotment option. Goran will have the power to control the Company, to elect its Board of Directors and to approve any action requiring shareholder approval, including adopting amendments to the Company's articles of incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. Because Goran has the ability to elect the Board of Directors of the Company, it will be able to effectively control all of the Company's policy decisions. As long as Goran is the majority shareholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by Goran. The shares of the Company owned by Goran are pledged to Montreal Trust Company of Canada, as Trustee, to secure Goran's obligations under certain convertible subordinated notes.

     G. Gordon Symons, Chairman of the Board of Goran, the Company and GGS Holdings and the father of Alan G. Symons, Chief Executive Officer of the Company, and Douglas H. Symons, President and Chief Operating Officer of the Company, and members of the Symons family beneficially own in the aggregate 61.0% of the outstanding common stock of Goran. Accordingly, since G. Gordon Symons and members of his family have the ability to elect the Board of Directors of Goran, they will have the ability to elect the Board of Directors of the Company and otherwise to influence significantly the Company's business and operations. See "Securities Ownership of Management and Goran."

QUOTA SHARE REINSURANCE.......   A form of reinsurance in which the reinsurer
                                 shares a proportional part of both the original premiums and the losses of the reinsured.

REINSURANCE...................   The practice whereby a company called the
                                 "reinsurer" assumes, for a share of the
                                 premium, all or part of a risk originally undertaken by another insurer called the "ceding" company or "cedent." Reinsurance may be affected by "treaty" reinsurance, where a standing agreement between the ceding and reinsuring companies automatically covers all risks of a defined category, amount and type, or by "facultative" reinsurance where reinsurance is negotiated and accepted on a risk-by-risk basis.

REPRESENTATIVES...............   Advest, Inc. and Mesirow Financial, Inc., the
                                 representatives of the Underwriters.

RETENTION.....................   The amount of liability, premiums or losses
                                 which an insurance company keeps for its own account after reinsurance.

RISK-BASED CAPITAL (RBC)
  REQUIREMENTS................   Capital requirements for property and casualty
                                 insurance companies adopted by the NAIC to assess minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations.

SECURITIES ACT................   The Securities Act of 1933, as amended.

SIG (OR THE COMPANY)..........   Symons International Group, Inc., a specialty
                                 insurer which underwrites and markets
                                 nonstandard private passenger automobile insurance and crop insurance.

SIGF..........................   Symons International Group, Inc. (Florida), a
                                 Florida based surplus lines underwriting manager and a subsidiary of Goran.

SIGL..........................   Symons International Group, Ltd., a Canadian
                                 corporation and the controlling shareholder of Goran.

STANDARD AUTOMOBILE
INSURANCE.....................   Personal lines automobile insurance written for
                                 those individuals presenting an average risk profile in terms of loss history, driving record, type of vehicle driven and other factors.

STATUTORY ACCOUNTING PRACTICES
  (SAP).......................   Accounting practices which consist of recording
                                 transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state regulatory authorities. Statutory accounting emphasizes solvency rather than matching revenues and expenses during an accounting period.

STATUTORY SURPLUS.............   The excess of admitted assets over total
                                 liabilities (including loss reserves),
                                 determined using data reported in accordance with SAP.

STOCKHOLDER AGREEMENT.........   The stockholder agreement, as amended and
                                 restated, among the Company, Goran, GGS
                                 Holdings and the GS Funds.

STOP LOSS REINSURANCE.........   A form of reinsurance, similar to Excess of
                                 Loss Reinsurance, whereby the primary insurer caps its loss on a particular risk by purchasing reinsurance in excess of such cap.

SUBSIDIARIES..................   All of the direct and indirect consolidated
                                 subsidiaries of the Company.

SUPERIOR......................   Superior Insurance Company, a Florida property
                                 and casualty insurer primarily engaged in the writing of nonstandard automobile insurance and its principal subsidiaries, Superior American
                                 Insurance Company, a Florida insurance company, and Superior Guaranty Insurance Company, a
                                 Florida insurance company.

SUPERIOR PURCHASE AGREEMENT...   Stock Purchase Agreement, dated January 31,
                                 1996, by and among Goran, the Company, Fortis and Interfinancial pursuant to which the Company purchased Superior.

SURPLUS.......................   The same as "policyholders' or statutory
                                 surplus," defined above.

TAIL..........................   The period of time that elapses between the
                                 incurrence and settlement of losses under a policy. A "short-tail" insurance product is one where losses are known comparatively quickly;
                                 ultimate losses under a "long-tail" insurance product are sometimes not known for years.

TRANSACTIONS..................   The Formation Transaction (defined herein), the
                                 Acquisition (defined herein) and other related transactions, including the Transfer (defined herein), the Dividend (defined herein) and the Distribution (defined herein).

TRANSFER......................   The transfer by Pafco of all of the outstanding
                                 capital stock of IGF through the formation of IGF Holdings and the contribution to IGF
                                 Holdings of all of the outstanding shares of capital stock of IGF and the distribution of IGF Holdings to the Company.

TREATY REINSURANCE............   The reinsurance of a specified type or category
                                 of risks defined in a reinsurance agreement (a
                                 "treaty") between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all such type or category of risks originally underwritten by the primary insurer or reinsured.

UNDERWRITING..................   The insurer's or reinsurer's process of
                                 reviewing applications submitted for insurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

UNDERWRITING EXPENSES.........   The aggregate of policy acquisition costs,
                                 including commissions, and the portion of administrative, general and other expenses attributable to underwriting operations.

UNEARNED PREMIUMS.............   The portion of a premium representing the
                                 unexpired portion of the contract term as of a certain date.

USDA..........................   United States Department of Agriculture.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                     PAGE
                                                                                   ---------
SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
Report of Independent Accountants...............................................         F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30,
     1996.......................................................................         F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1993,
     1994 and 1995 and the Six Months Ended June 30, 1995 and 1996..............         F-4
  Consolidated Statements of Changes in Stockholder's Equity for the Years Ended
     December 31, 1993, 1994 and 1995 and the Six Months Ended June 30, 1995 and
     1996.......................................................................         F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993,
     1994 and 1995 and the Six Months Ended June 30, 1995 and 1996..............         F-6
Notes to Consolidated Financial Statements......................................    F-7-F-27
SUPERIOR INSURANCE COMPANY AND SUBSIDIARIES
Report of Independent Accountants...............................................        F-28
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30,
     1996.......................................................................        F-29
  Consolidated Statements of Operations for the Years Ended December 31, 1993,
     1994 and 1995 and the Six Months Ended June 30, 1995 and 1996..............        F-30
  Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
     December 31, 1993, 1994 and 1995 and the Six Months Ended June 30, 1995 and
     1996.......................................................................        F-31
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993,
     1994 and 1995 and the Six Months Ended June 30, 1995 and 1996..............        F-32
Notes to Consolidated Financial Statements......................................   F-33-F-46

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders of
Symons International Group, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Symons International Group, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symons International Group, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, in 1994, the Company adopted Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities.

     As discussed in Notes 1 and 8 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, during the year ended December 31, 1993.

                                          /s/ COOPERS & LYBRAND L.L.P.
                                          COOPERS & LYBRAND L.L.P.

Indianapolis, Indiana
March 18, 1996, except for Note 1.a.;
 the second, third and fourth paragraphs
 in Note 6, as to which the date is
 July 29, 1996, and except
 for the fourth paragraph of Note 1.m.;
 the fifth paragraph of Note 6 and Note 18, as to which the date is November 1, 1996

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               AS OF DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996

                                     ASSETS

                                                                    DECEMBER 31,
                                                                 ------------------    JUNE 30,
                                                                  1994       1995        1996
                                                                 -------   --------   -----------
                                                                                      (UNAUDITED)
                                                                          (IN THOUSANDS)
Assets:
  Investments:
  Available for sale:
     Fixed maturities, at market...............................  $ 8,861   $ 12,931    $ 119,637
     Equity securities, at market..............................    5,424      4,231       32,492
     Short-term investments, at amortized cost
       which approximates market...............................      790      5,283        5,989
  Real estate, at cost.........................................      507        487          477
  Mortgage loans...............................................    2,940      2,920        2,560
  Other........................................................       50         50           50
  Investments in and advances to related parties...............    2,948      2,952        2,868
  Cash and cash equivalents....................................       42      2,311           --
  Receivables (net of allowance for doubtful accounts of
     $1,209,000, $927,000, and $1,673,000 (unaudited) in 1994,
     1995 and June 30, 1996, respectively).....................   14,665      8,203       59,189
  Reinsurance recoverable on paid and unpaid losses, net.......   12,886     54,136       83,611
  Prepaid reinsurance premiums.................................    6,988      6,263       42,407
  Federal income taxes recoverable.............................      192         --           --
  Deferred policy acquisition costs............................    1,479      2,379       13,192
  Deferred income taxes........................................    2,002      1,421        1,635
  Property and equipment.......................................    4,236      5,502        6,552
  Goodwill.....................................................       --         --        3,140
  Other........................................................    2,618      1,447        4,874
                                                                 -------   --------     --------
          Total assets.........................................  $66,628   $110,516    $ 378,673
                                                                 =======   ========     ========
                              LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Losses and loss adjustment expenses..........................  $29,269   $ 59,421    $  93,628
  Unearned premiums............................................   14,416     17,497      114,854
  Reinsurance payables.........................................    4,073      6,206       52,555
  Payables to affiliates.......................................    5,390      6,474        7,537
  Federal income tax payable...................................       --        133          563
  Line of credit and notes payable.............................    5,441      5,811        7,750
  Term debt....................................................       --         --       48,000
  Other........................................................    3,768      5,439       18,306
                                                                 -------   --------     --------
          Total liabilities....................................   62,357    100,981      343,193
                                                                 -------   --------     --------
  Minority interest in consolidated subsidiary.................       16         --       17,723
                                                                 -------   --------     --------
  Commitments and contingencies
  Stockholder's equity:
     Common stock, no par value, 100,000,000 shares authorized,
       7,000,000 issued and outstanding........................    1,000      1,000        1,000
     Additional paid-in capital................................    3,130      3,130        6,519
     Unrealized gain (loss) on investments, net of deferred tax benefit (expense) of $260,000 in 1994, $23,000 in 1995
       and ($249,000) (unaudited) at June 30, 1996.............     (504)       (45)         484
     Retained earnings.........................................      629      5,450        9,754
                                                                 -------   --------     --------
          Total stockholder's equity...........................    4,255      9,535       17,757
                                                                 -------   --------     --------
          Total liabilities and stockholder's equity...........  $66,628   $110,516    $ 378,673
                                                                 =======   ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                                 YEARS ENDED                 SIX MONTHS
                                                                 DECEMBER 31,              ENDED JUNE 30,
                                                        ------------------------------   -------------------
                                                          1993       1994       1995       1995       1996
                                                        --------   --------   --------   --------   --------
                                                                                             (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Gross premiums written............................... $ 88,936   $103,134   $124,634   $ 95,759   $146,950
  Less ceded premiums..................................  (57,176)   (67,995)   (71,187)   (64,904)   (69,908)
                                                         -------    -------    -------    -------    -------
  Net premiums written.................................   31,760     35,139     53,447     30,855     77,042
  Change in unearned premiums..........................     (332)    (3,013)    (3,806)    (8,066)   (17,976)
                                                         -------    -------    -------    -------    -------
  Net premiums earned..................................   31,428     32,126     49,641     22,789     59,066
  Net investment income................................    1,489      1,241      1,173        636      1,533
  Other income.........................................      886      1,622      2,174        997      4,062
  Net realized capital gain (loss).....................     (119)      (159)      (344)        79        228
                                                         -------    -------    -------    -------    -------
          Total revenues...............................   33,684     34,830     52,644     24,501     64,889
                                                         -------    -------    -------    -------    -------
  Expenses:
  Losses and loss adjustment expenses..................   25,080     26,470     35,971     15,751     45,275
  Policy acquisition and general and administrative
     expenses..........................................    8,914      5,801      7,981      5,589     12,283
  Interest expense.....................................      996      1,184      1,248        193      1,261
                                                         -------    -------    -------    -------    -------
  Total expenses.......................................   34,990     33,455     45,200     21,533     58,819
                                                         -------    -------    -------    -------    -------
  Income (loss) before taxes, discontinued operations,
     cumulative effect of a change in accounting
     principle, and minority interest..................   (1,306)     1,375      7,444      2,968      6,070
                                                         -------    -------    -------    -------    -------
Income taxes:
  Current income tax expense (benefit).................     (530)       462      2,275      1,009      1,190
  Deferred income tax expense (benefit)................      613     (1,180)       344        (51)       664
                                                         -------    -------    -------    -------    -------
          Total income taxes...........................       83       (718)     2,619        958      1,854
                                                         -------    -------    -------    -------    -------
  Income (loss) from continuing operations before
     discontinued operations, cumulative effect of a
     change in accounting principle, and minority
     interest..........................................   (1,389)     2,093      4,825      2,010      4,216
  Income (loss) from discontinued operations, net of
     income taxes......................................     (160)        10         (4)        --         --
                                                         -------    -------    -------    -------    -------
     Net income (loss) before cumulative effect of a
       change in accounting principle and minority
       interest........................................   (1,549)     2,103      4,821      2,010      4,216
  Cumulative effect on prior years of accounting
     change............................................    1,175         --         --         --         --
                                                         -------    -------    -------    -------    -------
  Net income (loss) before minority interest...........     (374)     2,103      4,821      2,010      4,216
  Minority interest....................................       51         14         --         (4)        88
                                                         -------    -------    -------    -------    -------
  Net income (loss).................................... $   (323)  $  2,117   $  4,821   $  2,006   $  4,304
                                                         =======    =======    =======    =======    =======
  Weighted average shares outstanding..................    7,000      7,000      7,000      7,000      7,000
                                                         =======    =======    =======    =======    =======
Per common share data:
  Income (loss) from continuing operations before
     discontinued operations, cumulative effect of a
     change in accounting principle and after minority
     interest.......................................... $  (0.20)  $   0.30   $   0.69   $   0.29   $   0.61
  Income (loss) from discontinued operations, net of
     income taxes......................................    (0.02)        --         --         --         --
  Cumulative effect on prior years of accounting
     change............................................     0.17         --         --         --         --
                                                         -------    -------    -------    -------    -------
  Net income (loss).................................... $  (0.05)  $   0.30   $   0.69   $   0.29   $   0.61
                                                         =======    =======    =======    =======    =======

   The accompanying notes are an integral part of the consolidated financial statements.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

          FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                        ADDITIONAL   UNREALIZED    RETAINED       TOTAL
                                               COMMON    PAID-IN       LOSS ON     EARNINGS   STOCKHOLDER'S
                                               STOCK     CAPITAL     INVESTMENTS   (DEFICIT)     EQUITY
                                               ------   ----------   -----------   --------   -------------
                                                                      (IN THOUSANDS)
Balance at January 1, 1993...................  $1,000     $1,530        $(172)     $ (1,165)     $ 1,193
  Additional paid-in capital.................     --       1,600           --            --        1,600
  Change in unrealized loss on equity
     securities, net of deferred taxes.......     --          --         (251)           --         (251)
  Net loss...................................     --          --           --          (323)        (323)
                                               -----      ------        -----        ------      -------
Balance at December 31, 1993.................  1,000       3,130         (423)       (1,488)       2,219
  Unrealized gain on fixed maturities,
     resulting from a change in accounting
     principle, net of deferred taxes........     --          --          139            --          139
  Change in unrealized loss on investments,
     net of deferred taxes...................     --          --         (220)           --         (220)
  Net income.................................     --          --           --         2,117        2,117
                                               -----      ------        -----        ------      -------
Balance at December 31, 1994.................  1,000       3,130         (504)          629        4,255
  Change in unrealized loss on investments,
     net of deferred taxes (unaudited).......     --          --           13            --           13
  Net income (unaudited).....................     --          --           --         2,006        2,006
                                               -----      ------        -----        ------      -------
  Balance at June 30, 1995 (unaudited).......  $1,000     $3,130        $(491)     $  2,635      $ 6,274
                                               =====      ======        =====        ======      =======
Balance at December 31, 1994.................  $1,000     $3,130        $(504)     $    629      $ 4,255
  Change in unrealized loss on investments,
     net of deferred taxes...................     --          --          459            --          459
  Net income.................................     --          --           --         4,821        4,821
                                               -----      ------        -----        ------      -------
Balance at December 31, 1995.................  1,000       3,130          (45)        5,450        9,535
  Sale of subsidiary stock...................     --       3,389           --            --        3,389
  Change in unrealized loss on investments,
     net of deferred taxes (unaudited).......     --          --          529            --          529
  Net income (unaudited).....................     --          --           --         4,304        4,304
                                               -----      ------        -----        ------      -------
Balance at June 30, 1996 (unaudited).........  $1,000     $6,519        $ 484      $  9,754      $17,757
                                               =====      ======        =====        ======      =======

   The accompanying notes are an integral part of the consolidated financial statements.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                                                              SIX MONTHS
                                                          YEARS ENDED DECEMBER 31,          ENDED JUNE 30,
                                                       ------------------------------     -------------------
                                                         1993       1994       1995         1995       1996
                                                       --------   --------   --------     --------   --------
                                                                                              (UNAUDITED)
                                                                           (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss):................................   $   (323)  $  2,117   $  4,821     $  2,006   $  4,304
  Adjustments to reconcile net income (loss) to net
    cash
    provided from (used in) operations:
  Minority interest.................................        (51)       (14)        --            4        (88)
  Depreciation and amortization.....................        913        690        742          244        221
  Deferred income tax expense (benefit).............       (562)    (1,180)       344           51        664
  Net realized capital (gain) loss..................        119        159        344          (79)      (228)
  Net changes in operating assets and liabilities
    (net of assets acquired):
  Receivables.......................................      6,965     (9,057)     6,462      (34,116)   (48,085)
  Reinsurance recoverable on paid and unpaid losses,
    net.............................................    (18,681)    25,130    (41,250)     (11,283)   (29,475)
  Prepaid reinsurance premiums......................        (14)    (3,343)       725       (1,464)    (3,824)
  Federal income taxes recoverable (payable)........       (890)       759        325          870       (490)
  Deferred policy acquisition costs.................       (249)      (727)      (900)        (470)    (2,888)
  Other assets......................................       (409)        98      1,019        2,127     (3,264)
  Losses and loss adjustment expenses...............     15,527    (24,874)    30,152       13,576    (10,216)
  Unearned premiums.................................        346      6,356      3,081        9,371     52,077
  Reinsurance payables..............................     (7,464)     1,982      2,133       20,992     46,349
  Other liabilities.................................     (2,788)    (1,398)     1,656        2,177      2,925
                                                       --------   --------   --------     --------   --------
  Net cash provided from (used in) operations.......     (7,561)    (3,302)     9,654        4,006      7,982
                                                       --------   --------   --------     --------   --------
Cash flow provided from (used in) investing
  activities:
  Cash paid for Superior net of cash acquired.......         --         --         --           --    (66,389)
  Net (purchases) sales of short-term investments...      2,194       (308)    (4,493)      (2,685)    11,342
  Purchases of fixed maturities.....................     (7,855)    (7,587)   (12,517)      (2,832)   (24,976)
  Proceeds from sales, calls and maturities of fixed
    maturities......................................     11,702      8,460      8,603        5,566     17,896
  Purchases of equity securities....................    (17,729)   (10,122)   (28,173)     (13,717)   (86,177)
  Proceeds from sales of equity securities..........     18,393     10,510     29,599       10,892     65,944
  Proceeds from the sale of real estate.............         --      1,166         --           --         --
  Purchase of real estate...........................       (730)        (1)        --           --         --
  Purchases of mortgage loans.......................         --        (50)      (100)          --         --
  Proceeds from repayment of mortgage loans.........         --         60        120           60        360
  Purchase of property and equipment................       (509)      (655)    (1,874)        (772)      (579)
                                                       --------   --------   --------     --------   --------
  Net cash provided from (used in) investing
    activities......................................      5,466      1,473     (8,835)      (3,488)   (82,579)
                                                       --------   --------   --------     --------   --------
Cash flow provided from (used in) financing
  activities:
  Proceeds from additional paid-in capital..........      1,600         --         --           --         --
  Proceeds from line of credit and notes payable....      4,000     26,900      1,620           --      7,750
  Proceeds from term debt...........................         --         --         --           --     48,000
  Payments on line of credit and notes payable......     (5,800)   (26,459)    (1,250)      (1,314)    (5,811)
  Proceeds from minority interest owner.............         --         --         --           --     21,200
  Repayments from related parties...................      1,188        711         44          407      1,063
  Loans from related parties........................        344        425      1,036          400         84
                                                       --------   --------   --------     --------   --------
  Net cash provided from (used in) financing
    activities......................................      1,332      1,577      1,450         (507)    72,286
                                                       --------   --------   --------     --------   --------
  Increase (decrease) in cash and cash
    equivalents.....................................       (763)      (252)     2,269           11     (2,311)
  Cash and cash equivalents, beginning of year......      1,057        294         42           42      2,311
                                                       --------   --------   --------     --------   --------
  Cash and cash equivalents, end of year............   $    294   $     42   $  2,311     $     53   $     --
                                                       =========  =========  =========    =========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

     Symons International Group, Inc. (the "Company") is a wholly-owned subsidiary of Goran Capital, Inc. ("Goran"), a Canadian insurance holding company. The Company is primarily involved in the sale of personal nonstandard automobile insurance and crop insurance. Nonstandard automobile represents approximately 51% of the Company's volume. The Company's products are marketed through independent agents and brokers, within a 31 state area, primarily in the Midwest and Southern United States.

     The following is a description of the significant accounting policies and practices employed:

     a. Principles of Consolidation: The consolidated financial statements include the accounts, after intercompany eliminations, of the Company and its wholly-owned subsidiaries as follows:

     - Pafco General Insurance Company ("PGIC") -- an insurance company domiciled in Indiana;

     - Pafco Premium Finance Company ("PPFC") -- an Indiana-based premium finance company;

     - IGF Holdings, Inc., ("IGFH") -- a holding company for the crop operations which includes IGF and Hail Plus Corp.

     - IGF Insurance Company ("IGF") -- an insurance company domiciled in
       Indiana;

     - Hail Plus Corp -- an Iowa-based premium finance company; and

     - Symons International Group, Inc. of Ft. Lauderdale, Florida ("SIG-FLA") -- a managing general insurance agency.

     On January 31, 1996, the Company entered into an agreement with GS Capital Partners II, L.P. ("Goldman Funds") to create a company, GGSH, to be owned 52% by the Company and 48% by Goldman Funds. GGSH created GGS Management, Inc. ("GGS"), a holding company for the nonstandard automobile operations which include PGIC, PPFC and the Superior entities.

     On May 1, 1996, GGSH acquired the following entities through a purchase business combination:

     - Superior Insurance Company ("Superior") -- an insurance company domiciled in Florida;

     - Superior American Insurance Company ("Superior American") -- an insurance company domiciled in Florida; and

     - Superior Guaranty Insurance Company ("Superior Guaranty") -- an insurance company domiciled in Florida.

     In 1995, PGIC acquired the remaining 1.2%, or 28,335 shares, of voting interest IGF common stock for $56,670. On January 1, 1996, the Company sold SIG-FLA to Goran for $2,000.

     The Company's consolidated results of operations for the six months ended June 30, 1996 include the results of operations of these entities subsequent to April 30, 1996, the date of the acquisition. (See Note 18.)

     b. Basis of Presentation: The accompanying financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") which differ from statutory accounting practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects:

     - Certain assets are included in the balance sheet that are excluded as "Nonadmitted Assets" under statutory accounting.

     - Costs incurred by the Company relating to the acquisition of new business which are expensed for statutory purposes are deferred and amortized on a straight-line basis over the term of the related

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED): policies. Commissions allowed by reinsurers on business ceded are deferred and amortized with policy acquisition costs.

     - The investment in wholly-owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus.

     - Investments in bonds are designated at purchase as held to maturity, trading, or available for sale. Held-to-maturity fixed maturity investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of stockholder's equity for those designated as available for sale. All securities have been designated as available for sale. For SAP, such fixed maturity investments would be reported at amortized cost or market value based on their NAIC rating.

     - The liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes.

     - Deferred income taxes are not recognized on a statutory basis.

     - Credits for reinsurance are recorded only to the extent considered realizable. Under SAP, credit for reinsurance ceded are allowed to the extent the reinsurers meet the statutory requirements of the Insurance Department of the State of Indiana, principally statutory solvency.

     Net income and capital and surplus for PGIC and IGF reported on the statutory accounting basis is as follows (dollars in thousands):

                                                                  DECEMBER 31,
                                                         ------------------------------
                                                          1993        1994       1995
                                                         -------     ------     -------
        Capital and surplus:
          PGIC.......................................    $ 8,132     $7,848     $11,875
          IGF........................................      2,789      4,512       9,219

                                                            YEARS ENDED DECEMBER 31,
                                                         ------------------------------
                                                          1993        1994       1995
                                                         -------     ------     -------
        Net income (loss):
          PGIC.......................................    $ 1,943     $ (571)    $  (553)
          IGF........................................     (3,020)     1,511       6,574

     c. Use of Estimates: The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

     d. Premiums: Premiums are recognized as income ratably over the life of the related policies and are stated net of ceded premiums. Unearned premiums are computed on the semimonthly pro rata basis.

     e.Investments:
       Investments are presented on the following bases:

     - Fixed maturities and equity securities -- at market value -- all such securities are classified as available for sale and are carried at market value with the unrealized gain or loss as a component of stockholder's equity, net of deferred tax, and accordingly, have no effect on net income.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     - Real estate -- at cost, less allowances for depreciation.

     - Mortgage loans -- at outstanding principal balance.

     Realized gains and losses on sales of investments are recorded on the trade date and are recognized in net income on the specific identification basis. Interest and dividend income are recognized as earned.

     f. Cash and Cash Equivalents: For purposes of the statement of cash flows, the Company includes in cash and cash equivalents all cash on hand and demand deposits with original maturities of three months or less.

     g. Deferred Policy Acquisition Costs: Deferred policy acquisition costs are comprised of agents' commissions, premium taxes and certain other costs which are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. These costs, to the extent that they are considered recoverable, are deferred and amortized over the terms of the policies to which they relate.

     h. Property and Equipment: Property and equipment are recorded at cost. Depreciation for buildings is based on the straight-line method over 31.5 years and the declining balance method for other property and equipment over their estimated useful lives ranging from five to seven years. Asset and accumulated depreciation accounts are relieved for dispositions, with resulting gains or losses reflected in net income.

     i. Losses and Loss Adjustment Expenses: Reserves for losses and loss adjustment expenses include estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred but not reported. These reserves have not been discounted. The Company's losses and loss adjustment expense reserves include an aggregate stop-loss program. The Company retains an independent actuarial firm to estimate reserves. Reserves are established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the reserves are adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability. Changes in the estimated reserves are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The reserves for losses and loss adjustment expenses are reported net of the receivables for salvage and subrogation of approximately $795,000 and $948,000, at December 31, 1994 and 1995, respectively.

     j. Income Taxes: During January 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company adopted SFAS No. 109 for the year ended December 31, 1993. The Statement adopts the liability method of accounting for deferred income taxes. Under the liability method, companies will establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. Changes in future tax rates will result in immediate adjustments to deferred taxes. (See Note 8.) Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     k. Reinsurance: Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     l. Accounting Changes: On January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, ("Statement 115"). In accordance with Statement 115, prior period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting Statement 115 has no effect on net income. The effect of this change in accounting principle was an increase to stockholder's equity of approximately $139,000, net of deferred taxes of approximately $73,000, of net unrealized gains on fixed maturities classified as available for sale that were previously carried at amortized cost.

     m. Recently Issued Accounting Pronouncements: On January 1, 1996, the Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement was effective for financial statements for fiscal years beginning after December 31, 1995. Adoption of SFAS No. 121 did not have a material impact on the Company's results of operations.

     In December 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued. It introduces the use of a fair-value-based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for stock-based compensation to employees based on the new fair value accounting rules. Companies that choose not to adopt the new rules will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. However, SFAS No. 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995.

     On May 1, 1996, GGS Management Holdings, Inc., a recently formed subsidiary of the Company, adopted a stock option plan. The purpose of the plan is to provide an incentive to the officers and employees based on the success of the Company's business enterprises. The Company has not yet quantified the impact of the adoption of SFAS No. 123.

     On November 1, 1996, the Company adopted the SIG 1996 Stock Option Plan. The SIG 1996 Stock Option Plan provides the Company authority to grant non-qualified stock options and incentive stock options to officers and key employees of the Company and its subsidiaries and non-qualified stock options to non-employee directors of the Company and Goran. A total of 1,000,000 shares of Common Stock have been reserved for issuance under the SIG 1996 Stock Option Plan. On November 1, 1996, the Company issued 830,000 stock options to the Company's non-employee directors and certain Goran directors and certain officers, and certain other key employees of the Company and Goran. The options were granted at an exercise price equal to the initial public offering price of the Company's common stock. The Company has granted (i) options to purchase 20,000 shares of Common Stock to the non-employee directors of the Company, (ii) options to purchase 791,000 shares of Common Stock to officers and key employees of the Company and the Subsidiaries, (iii) options to purchase 6,000 shares of Common Stock to certain non-employee directors of Goran and (iv) options to purchase 13,000 shares of Common Stock to certain employees of Goran and its subsidiaries who have provided valuable services or assistance for the benefit of the Company and the Subsidiaries. Options to purchase shares of Common Stock have been granted to the certain executive officers as follows: Alan G. Symons - 200,000 shares; Douglas H. Symons - 120,000 shares; Dennis G. Daggett - 20,000 shares; Thomas F. Gowdy - 20,000 shares; and Roger C. Sullivan - 10,000 shares. In addition, options to purchase 375,000 shares of Common Stock have been granted to G. Gordon Symons, Chairman of the Board of Directors of the Company. The options granted to G. Gordon Symons vest and become exercisable in

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
full on the first anniversary of the grant date. All of the remaining outstanding stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant.

     n. Vulnerability from Concentration: At December 31, 1995, the Company did not have a material concentration of financial instruments in an industry or geographic location. Also at December 31, 1995, the Company did not have a concentration of (1) business transactions with a particular customer, lender or distributor, (2) revenues from a particular product or service, (3) sources of supply of labor or services used in the business, or (4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a serious impact to the Company's financial condition.

     o. Earnings Per Share: The Company's net income per share calculations are based upon the weighted average number of shares of common stock outstanding during each period, as restated for the 7,000-for-1 stock split.

     p. Unaudited Interim Financial Statements: The consolidated financial statements for the six months ended June 30, 1995 and June 30, 1996 have been prepared using the applicable accounting principles used in the audited financial statements. These statements are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair presentation of the financial information set forth herein. The operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

 2. INVESTMENTS:

     Investments are summarized as follows (dollars in thousands).

                                                              COST OR      UNREALIZED     ESTIMATED
                                                             AMORTIZED   --------------    MARKET
                                                               COST      GAIN    LOSS       VALUE
                                                             ---------   ----   -------   ---------
DECEMBER 31, 1994
Fixed maturities:
  U.S. Treasury securities and obligations of U.S.
     government corporations and agencies..................   $ 6,956    $ 12   $  (169)   $ 6,799
  Obligations of states and political subdivisions.........       311      --        --        311
  Corporate securities.....................................     1,779      --       (28)     1,751
                                                              -------    ----   -------    -------
          Total fixed maturities...........................     9,046      12      (197)     8,861
                                                              -------    ----   -------    -------
Equity securities:
  Preferred stocks.........................................     1,502      --       (11)     1,491
  Common stocks............................................     4,501     234      (802)     3,933
                                                              -------    ----   -------    -------
                                                                6,003     234      (813)     5,424
                                                              -------    ----   -------    -------
  Short-term investments...................................       790      --        --        790
  Real estate..............................................       507      --        --        507
  Mortgage loan............................................     2,940      --        --      2,940
  Other loans..............................................        50      --        --         50
                                                              -------    ----   -------    -------
          Total investments................................   $19,336    $246   $(1,010)   $18,572
                                                              =======    ====   =======    =======

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

                                                              COST OR                     ESTIMATED
                                                             AMORTIZED     UNREALIZED      MARKET
                                                               COST      GAIN    LOSS       VALUE
                                                              -------    ----   -------    -------
 2. INVESTMENTS (CONTINUED):
DECEMBER 31, 1995
Fixed maturities:
  U.S. Treasury securities and obligations of U.S.
     government corporations and agencies..................   $10,978    $ 63   $    (1)   $11,040
  Obligations of states and political subdivisions.........     1,470      57        (1)     1,526
  Corporate securities.....................................       364       1        --        365
                                                              -------    ----   -------    -------
          Total fixed maturities...........................    12,812     121        (2)    12,931
                                                              -------    ----   -------    -------
Equity securities:
  Preferred stocks.........................................       100       1        (4)        97
  Common stocks............................................     4,318     108      (292)     4,134
                                                              -------    ----   -------    -------
                                                                4,418     109      (296)     4,231
                                                              -------    ----   -------    -------
  Short-term investments...................................     5,283      --        --      5,283
  Real estate..............................................       487      --        --        487
  Mortgage loans...........................................     2,920      --        --      2,920
  Other loans..............................................        50      --        --         50
                                                              -------    ----   -------    -------
          Total investments................................   $25,970    $230   $  (298)   $25,902
                                                              =======    ====   =======    =======

     At December 31, 1995 67.67% (remainder were not rated) of the Company's fixed maturities were considered investment grade by The Standard & Poors Corporation or Moody's Investor Services, Inc., and 64.97% were rated at least AA by those agencies. Securities with quality ratings Baa and above are considered investment grade securities. In addition, the Company's investments in fixed maturities did not contain any significant geographic or industry concentration of credit risk.

     The amortized cost and estimated market value of fixed maturities by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty (dollars in thousands):

                                                                  DECEMBER 31,
                                                 -----------------------------------------------
                                                          1994                     1995
                                                 ----------------------   ----------------------
                                                 AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                                   COST      FAIR VALUE     COST      FAIR VALUE
                                                 ---------   ----------   ---------   ----------
        Maturity:
        Due in one year or less................   $ 1,569      $1,573      $ 4,609     $  4,610
        Due after one year through five
          years................................     4,181       4,074        4,988        5,051
        Due after five years through ten
          years................................     1,807       1,724        3,215        3,270
        Due after ten years....................     1,489       1,490           --           --
                                                   ------      ------      -------      -------
                  Total........................   $ 9,046      $8,861      $12,812     $ 12,931
                                                   ======      ======      =======      =======

     Gains and losses realized on sales of investments in fixed maturities are as follows (dollars in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                               ------------------------
                                                                1993     1994     1995
                                                               ------   ------   ------
        Proceeds from sales..................................  $6,630   $4,083   $7,903
        Gross gains realized.................................     132      119      106
        Gross losses realized................................      91       29      291

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 2. INVESTMENTS (CONTINUED):
     Real estate is reported net of accumulated depreciation of approximately $131,000 and $143,000 for December 31, 1994 and 1995, respectively.

     Investments in a single issuer greater than 10% of shareholder's equity at December 31, 1995 are as follows (dollars in thousands):

                                                                     DECEMBER 31, 1995
                                               --------------------------------------------------------------
                                                 FIXED        EQUITY     MORTGAGE   SHORT-TERM       TOTAL
                 DESCRIPTION                   MATURITIES   SECURITIES    LOANS     INVESTMENTS   INVESTMENTS
---------------------------------------------  ----------   ----------   --------   -----------   -----------
United States Treasury Notes.................   $  3,126      $   --      $   --      $    --       $ 3,126
Federal Home Loan Bank.......................      4,116          --          --           --         4,116
Federal National Mortgage Association........      3,018          --          --           --         3,018
Federal Government Obligation Fd 395.........         --       1,556          --           --         1,556
United States Treasury Bill..................         --          --          --        2,666         2,666
Dreyfus Treasury Cash Management.............         --          --          --        1,242         1,242
Comfort Inn..................................         --          --       2,820           --         2,820
                                                 -------      ------      ------       ------       -------
                                                $ 10,260      $1,556      $2,820      $ 3,908       $18,544
                                                 =======      ======      ======       ======       =======

     An analysis of net investment income follows (dollars in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1993       1994       1995
                                                           ------     ------     ------
        Fixed maturities.................................  $  745     $  470     $  534
        Equity securities................................     362        677        256
        Cash and short-term investments..................      78         99        194
        Real estate......................................     558        273         52
        Mortgage loans...................................       2        132        231
        Other............................................     322         96        270
                                                           ------     ------     ------
             Total investment income.....................   2,067      1,747      1,537
        Investment expenses..............................    (578)      (506)      (364)
                                                           ------     ------     ------
        Net investment income............................  $1,489     $1,241     $1,173
                                                           ======     ======     ======

     In 1992, PGIC acquired a hotel property through a deed in lieu of foreclosure on a mortgage it held in the amount of approximately $2,985,000. In 1993, the property was renovated and changed to a Comfort Inn. In June 1994, the property was sold for net proceeds of approximately $4,166,000, resulting in a gain on sale of approximately $147,000. Upon the sale, PGIC issued an 8% mortgage loan due in the year 2001 in the amount of approximately $3,000,000. It calls for monthly principal payments of approximately $10,000 plus interest. All payments on the mortgage were current at December 31, 1995.

     In 1995 a note with a balance outstanding of approximately $40,000 at December 31, 1994 was repaid in full. The note was guaranteed by a foreign corporation, which is 50% owned by a related party. The loan bore interest at 10% per annum and was repayable at approximately $10,000 per month plus interest.

     Investments with a market value of approximately $6,180,000 and $6,410,000 (amortized cost of approximately $6,245,000 and $6,296,000) as of December 31, 1994 and 1995, respectively, were on deposit in the United States and Canada. The deposits are required by law to support certain reinsurance contracts, performance bonds and outstanding loss reserves on assumed business.

     Fixed maturities and short-term investments with a market value of approximately $1,636,000 (amortized cost of approximately $1,619,000) as of December 31, 1995 were pledged as collateral for an undrawn letter of credit in the principal amount of approximately $1,500,000 which had been issued for the benefit of certain ceding reinsurers.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 3. DEFERRED POLICY ACQUISITION COSTS:

     Policy acquisition costs are capitalized and amortized over the life of the policies. Policy acquisition costs are those costs directly related to the issuance of insurance policies including commissions and underwriting expenses net of reinsurance commission income on such policies. Policy acquisition costs deferred and the related amortization charged to income were as follows (dollars in thousands):

                                                                 DECEMBER 31,
                                                        -------------------------------
                                                         1993        1994        1995
                                                        -------     -------     -------
        Balance, beginning of year....................  $   503     $   752     $ 1,479
        Costs deferred during year....................    9,211       5,579       8,050
        Amortization during year......................   (8,962)     (4,852)     (7,150)
                                                        -------     -------     -------
        Balance, end of year..........................  $   752     $ 1,479     $ 2,379
                                                        =======     =======     =======

 4. PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows (dollars in thousands):

                                                                   DECEMBER 31,
                                                  ----------------------------------------------
                                                   1994       1995       ACCUMULATED       1995
                                                   NET        COST      DEPRECIATION       NET
                                                  ------     ------     -------------     ------
    Land........................................  $  226     $  226        $    --        $  226
    Buildings...................................   3,180      4,006           (797)        3,209
    Office furniture and equipment..............     229      1,256           (646)          610
    Automobiles.................................       2          5             (4)            1
    Computer equipment..........................     599      2,235           (779)        1,456
                                                  ------     ------        -------        ------
                                                  $4,236     $7,728        $(2,226)       $5,502
                                                  ======     ======        =======        ======

     Accumulated depreciation at December 31, 1994 was approximately $1,589,000. Depreciation expense related to property and equipment for the years ended December 31, 1993, 1994 and 1995 were approximately $294,000, $374,000, and
$637,000, respectively.

 5. OTHER ASSETS:

     Included in other assets in the accompanying Consolidated Balance Sheets are intangible assets composed of goodwill of approximately $150,000 at December 31, 1994. Goodwill was amortized on a straight-line basis over a two- to five-year period. Amortization of intangible assets were approximately $439,000, $178,000, and $150,000 in 1993, 1994 and 1995, respectively.

 6. LINE OF CREDIT AND NOTES PAYABLE AND TERM DEBT:

     Line of credit and notes payable consists of the following (dollars in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1994         1995
                                                                       ------       ------
    Term loan note, bank, due in quarterly installments of $500 commencing June 30, 1993, plus interest at prime plus 2% (10.5%
      at December 31, 1994), maturing June 30, 1995..................  $1,000       $   --
    Revolving line of credit, not to exceed $6,000, due May 15, 1996.
      Interest payable monthly at prime plus 0.5% (9% and 9.5% at
      December 31, 1995 and 1994, respectively). See below for
      collateralization and restrictive covenants....................   4,191        5,811
    Promissory note, maturing July 1, 1996, at prime plus 1% (9.5% at
      December 31, 1994).............................................     250           --
                                                                       ------       ------
                                                                       $5,441       $5,811
                                                                       ======       ======

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 6. LINE OF CREDIT AND NOTES PAYABLE AND TERM DEBT (CONTINUED):

     At December 31, 1995, IGF maintained a revolving bank line of credit in the amount of $6,000,000. At December 31, 1995, the outstanding balance was approximately $5,811,000. Interest on this line of credit was at the bank's prime rate (8.5% at December 31, 1995) plus 0.5% adjusted daily. This line is collateralized by the crop-related uncollected premiums, reinsurance recoverable on paid losses, Federal Crop Insurance Corporation ("FCIC') annual settlement and FCIC premium tax recoverable, and a first lien on the real estate owned by IGF. The line requires IGF to maintain its primary banking relationship with the issuing bank, limits dividend payments and capital purchases and requires the maintenance of certain financial ratios. At December 31, 1995, IGF was in compliance with or had obtained waivers for all covenants associated with the line.

     In May 1996, IGF renewed its line of credit with the same bank expiring in June 1997. The new facility is in the amount of $7,000,000 and bears an interest rate of .25% above the New York prime rate. The weighted average interest rate on the line of credit was 6.0%, 8.1%, and 9.7% during December 31, 1993, 1994 and 1995, respectively.

     Included in line of credit and notes payable is a note maintained by IGFH which matures on January 1, 2001, with principal repayable in 16 quarterly installments of $468,750 commencing April 1, 1997. In the event the Company successfully completes an initial public offering, the IGFH Bank Debt will become immediately due and payable. Interest will accrue at a variable rate per annum equal to the prime rate through October 1996 and prime plus one percent thereafter. The IGFH Bank Debt is collateralized by a first priority security interest in all of the outstanding shares of IGF and the guarantee of Symons International Group, Ltd. ("SIGL"), the controlling shareholder of Goran, collateralized by 966,600 shares of Goran common stock. Additionally, certain financial covenants in favor of the lender of the IGFH Bank Debt require IGFH to maintain increasing levels of income, retained earnings, and statutory capital over the term of the IGFH Bank Debt.

     The Term Debt, with an outstanding principal balance of $48 million, matures on April 30, 2002 and will be repaid in 11 consecutive semi-annual installments, the first of which will occur on the first anniversary of the closing date. The first installments of principal repayments will be $3,128,000 and $2,886,500 in 1997, respectively, with the remaining annual installments over the term of the debt to be paid as follows: 1998 -- $6,494,500;
1999 -- $7,938,000; 2000 -- $9,742,000; 2001 -- $11,611,500; and
2002 -- $6,199,500. Interest on the Term Debt shall be payable either at the "Base Rate" option or LIBOR option, plus in each case the applicable margin. The Base Rate is defined as the higher of (i) the federal funds rate plus 1/2 of 1% or (ii) the prime commercial lending rate of the lending bank. The applicable margin for Base Rate loans is 1.50% and for LIBOR loans is 2.75%. In May, 1996, the Company entered into an interest rate swap agreement to protect the Company against interest rate volatility. As a result, the Company fixed its interest rate on the Term Debt at 8.31% through November, 1996 and 9.07% from November, 1996 through July, 1997. The Term Debt is collateralized by a pledge of all of the tangible and intangible assets of GGSH, including all of the outstanding shares of GGS, and by a pledge of all of the tangible and intangible assets of GGS, including all of the outstanding shares of capital stock of Pafco and Superior.

     As of September 30, 1996, GGS was in default of a covenant in the Term Debt that required Pafco and Superior to maintain a combined ratio of statutory net premiums written to surplus of 3:1. The commercial bank lenders under the Term Debt have amended the covenant to cure this default for the four consecutive fiscal quarters ended September 30, 1996. GGS intends to contribute additional capital to these insurers or if necessary to obtain reinsurance in order to permit them to satisfy this covenant in future periods. There can be no assurance that GGS Management will have in the future sufficient cash flow after satisfaction of its debt service requirements to permit GGS Management to infuse sufficient capital into its insurance subsidiaries to permit them to maintain a ratio of net premiums written to surplus not in excess of 3:1.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 7. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES:

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows (dollars in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1993        1994        1995
                                                        -------     -------     -------
        Balance at January 1..........................  $30,924     $54,143     $29,269
        Less reinsurance recoverables.................   11,643      36,891      12,542
                                                         ------      ------      ------
             Net balance at January 1.................   19,281      17,252      16,727
                                                         ------      ------      ------
        Incurred related to:
             Current year.............................   23,931      26,268      35,184
             Prior years..............................    1,149         202         787
                                                         ------      ------      ------
                  Total incurred......................   25,080      26,470      35,971
                                                         ------      ------      ------
        Paid related to:
             Current year.............................   14,877      16,647      21,057
             Prior years..............................   12,232      10,348      10,018
                                                         ------      ------      ------
                  Total paid..........................   27,109      26,995      31,075
                                                         ------      ------      ------
                  Net balance at December 31..........   17,252      16,727      21,623
        Plus reinsurance recoverables.................   36,891      12,542      37,798
                                                         ------      ------      ------
        Balance at December 31........................  $54,143     $29,269     $59,421
                                                         ======      ======      ======

     The foregoing reconciliation shows that deficiencies of approximately $1,149,000, $202,000, and $787,000 in the December 31, 1992, 1993, and 1994
liability for losses and loss adjustment expenses, respectively, emerged in the following year. These deficiencies resulted from higher than anticipated losses resulting from a change in settlement costs relating to those estimates.

     The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and LAE. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

     Liabilities for loss and loss adjustment expenses have been established when sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, a liability has been established to cover additional exposure on both known and unasserted claims. These liabilities are reviewed and updated continually.

 8. INCOME TAXES:

     The Company files a consolidated federal income tax return with its subsidiaries. An intercompany tax sharing agreement between the Company and its subsidiaries provides that income taxes will be allocated based upon separate return calculations in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue Service.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 8. INCOME TAXES (CONTINUED):
     A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 34% to income before income taxes and the income tax provision is as follows (dollars in thousands):

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                          ----------------------------
                                                          1993       1994        1995
                                                          -----     -------     ------
        Computed income taxes at statutory rate.........  $(444)    $   468     $2,531
        Dividends received deduction....................    (25)        (30)       (54)
        Tax-exempt interest.............................    (37)        (36)       (32)
        Change in valuation allowance...................    696      (1,492)      (237)
        Other...........................................   (107)        372        411
                                                          -----     -------     ------
                  Income taxes..........................  $  83     $  (718)    $2,619
                                                          =====     =======     ======

     State income taxes for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996 are not significant. Therefore, state income taxes have been recorded in general and administrative expenses and not as part of income taxes.

     As described in Note 1, the Company adopted SFAS No. 109 effective in 1993. The effect on years prior to 1993 of changing to this method was approximately $1,175,000 and is reflected in the Consolidated Statement of Operations as the cumulative effect of a change in accounting principle. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. The method of accounting for income taxes prior to SFAS No. 109 provided that deferred taxes, once recorded, were not adjusted for changes in tax rates.

     The net deferred tax asset is comprised of the following (dollars in thousands):

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1994       1995
                                                                     ------     ------
        Deferred tax assets:
          Unpaid losses and loss adjustment expenses...............  $  750     $  422
          Unearned premiums........................................     505        764
          Allowance for doubtful accounts..........................     411        315
          Unrealized losses on investments.........................     260         23
          Net operating loss carryforwards.........................     595        457
          Other....................................................     374        411
                                                                     ------     ------
                                                                      2,895      2,392
        Valuation allowance........................................     260         23
                                                                     ------     ------
                  Net deferred tax asset...........................   2,635      2,369
                                                                     ------     ------
        Deferred tax liabilities:
          Deferred policy acquisition costs........................    (503)      (809)
          Other....................................................    (130)      (139)
                                                                     ------     ------
                                                                       (633)      (948)
                                                                     ------     ------
                  Net deferred tax asset...........................  $2,002     $1,421
                                                                     ======     ======

     The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets which is unlikely to be realized. At December 31, 1994 and 1995, approximately $260,000 and $23,000 respectively, of deferred tax assets relating to net unrealized capital losses on fixed maturity and equity securities available for sale were available to be recorded in shareholder's equity before considering a valuation

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 8. INCOME TAXES (CONTINUED):
allowance. For federal income tax purposes, capital losses may be used only to offset capital gains in the current year or during a three-year carryback and five-year carryforward period. Due to these restrictions, and the uncertainty at that time of future capital gains, these deferred tax assets were fully offset in 1994 and 1995 by a valuation allowance of approximately $260,000 and $23,000, respectively. No additional valuation allowance was established as of December 31, 1994 or 1995 on the remaining deferred tax assets, since management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets. During 1994, as a result of the Company's improved operations, the valuation allowance related to the net operating loss carryforwards was reduced. Management considers primarily the scheduled reversal of deferred tax liabilities and carryback provisions in making this assessment.

     As of December 31, 1995, the Company has unused net operating loss carryovers available as follows (dollars in thousands):

                                  EXPIRATION DATE                         AMOUNT
            ------------------------------------------------------------  ------
                 2000...................................................  $1,217
                 2002...................................................     126
                                                                          ------
                      Total.............................................  $1,343
                                                                          ======

     Federal income tax attributed to the Company has been examined through 1993. In the opinion of management, the Company has adequately provided for the possible effects of future assessments related to prior years.

 9. REINSURANCE:

     The Company limits the maximum net loss that can arise from a large risk, or risks in concentrated areas of exposure, by reinsuring (ceding) certain levels of risks with other insurers or reinsurers, either on an automatic basis under general reinsurance contracts known as "treaties," or by negotiation on substantial individual risks. Such reinsurance includes quota share, excess of loss, stop-loss and other forms of reinsurance on essentially all property and casualty lines of insurance. In addition, the Company assumes reinsurance on certain risks. The Company remains contingently liable with respect to reinsurance, which would become an ultimate liability of the Company in the event that such reinsuring companies might be unable, at some later date, to meet their obligations under the reinsurance agreements.

     Approximately 77% of amounts recoverable from reinsurers as of December 31, 1995 are with the FCIC, a branch of the federal government. Another 12% of uncollateralized recoverable amounts as of such date are with a company which maintains an A.M. Best rating of A+. Company management believes amounts recoverable from reinsurers are collectible.

     Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were approximately $36,891,000, $12,542,000, and $37,798,000, as of December 31, 1993, 1994 and 1995, respectively. These amounts are also included in the related reserves for unpaid losses and loss adjustment expenses in the accompanying Consolidated Balance Sheets.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

 9. REINSURANCE (CONTINUED):
     Reinsurance activity for 1993, 1994 and 1995, which includes reinsurance with related parties, is summarized as follows (dollars in thousands):

1993                                                 DIRECT      ASSUMED      CEDED         NET
                                                    --------     -------     --------     -------
  Premiums written................................  $ 88,847     $   89      $(57,176)    $31,760
  Premiums earned.................................    88,506         84       (57,162)     31,428
  Incurred losses and loss adjustment expenses....   106,871      4,728       (86,519)     25,080
  Commission expenses (income)....................    15,787        149       (17,195)     (1,259)
1994
  Premiums written................................  $102,178     $  956      $(67,995)    $35,139
  Premiums earned.................................    96,053      1,308       (65,235)     32,126
  Incurred losses and loss adjustment expenses....    57,951      1,588       (33,069)     26,470
  Commission expenses (income)....................    19,619         48       (24,174)     (4,507)
1995
  Premiums written................................  $123,381     $1,253      $(71,187)    $53,447
  Premiums earned.................................   116,860      1,256       (68,475)     49,641
  Incurred losses and loss adjustment expenses....   125,382      2,839       (92,250)     35,971
  Commission expenses (income)....................    17,177        174       (27,092)     (9,741)

10. RELATED-PARTY TRANSACTIONS:

     The Company and its subsidiaries have entered into transactions with various related parties including transactions with Goran, and its affiliates, Symons International Group, Ltd. ("SIG Ltd."), Goran's parent, Granite Insurance Company ("Granite"), and Granite Reinsurance Company, Ltd. ("Granite Re"), Goran's subsidiaries.

     The following balances were outstanding (dollars in thousands):

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1994       1995
                                                                     ------     ------
        Investments in and advances to related parties:
          Nonredeemable, nonvoting preferred stock of Granite......  $  702     $  702
          Secured notes receivable from related parties............   1,395      1,355
          Unsecured mortgage loan from director and officer........     278        278
          Due from directors and officers..........................     212        199
          Other receivables from related parties...................     361        418
                                                                     ------     ------
                                                                     $2,948     $2,952
                                                                     ======     ======
        Payable to affiliates:
          Loan and related interest payable to Goran...............  $2,024     $2,232
          Loan and related interest payable to Granite Re..........   3,218      3,733
          Other payables to Goran..................................     146        500
          Other payables to related parties........................       2          9
                                                                     ------     ------
                                                                     $5,390     $6,474
                                                                     ======     ======

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

10. RELATED-PARTY TRANSACTIONS (CONTINUED):
     The following transactions occurred with related parties (dollars in thousands):

                                                                     YEARS ENDED
                                                                     DECEMBER 31,
                                                                ----------------------
                                                                1993     1994     1995
                                                                ----     ----     ----
        Management fees charged by Goran......................  $300     $494     $414
        Reinsurance under various treaties, net:
          Ceded premiums earned...............................   (23)     (73)    5,235
          Ceded losses and loss adjustment expenses
             incurred.........................................    44       --     2,612
          Ceded commissions...................................    --       --     1,142
        Consulting fees charged by various related parties....    50       75       26
        Interest charged by Goran.............................   188      188      208
        Dividend income from Granite Re.......................    70       18       --
        Interest charged by Granite Re........................   283      312      346

     Included in Secured notes receivable from related parties is a note for approximately $1,700,000 to a third-party corporation ("TPC") carrying a principal balance with capitalized interest of approximately $1,355,000 at December 31, 1995 and 1994. The loan is collateralized by a guarantee and a collateral mortgage from a corporation, one-third of which is owned by an individual who is related to the majority shareholder of SIG Ltd. The TPC loaned the approximately $1,700,000 to SIG Ltd. The renewed promissory note is payable on demand and bears interest at 7.8% per annum. The guarantee is collateralized by 200,000 common shares of Goran common stock. Also included in Secured notes receivable from related parties is a loan receivable held by PGIC in the amount of approximately $40,000 as of December 31, 1994.

     The unsecured mortgage loan to the Chairman of the Company was amended in 1995 to extend the payment terms. The loan is due and payable on May 8, 1999 and bears interest at 7% per annum. Interest payments on the loan are due monthly.

     Amounts due from directors and officers of the Company bear interest at 6.11% per annum, payable semiannually. Subsequent to year end, the rate was changed to the 180-day treasury bill rate. Loan principal is payable on demand.

     The loan payable, including accrued interest, to Goran of approximately $2,024,000 and $2,232,000, at December 31, 1994 and 1995, respectively, bears interest at 10% per annum. The loan plus accrued interest is payable on demand. The balance at December 31, 1994 and 1995 includes accrued interest of approximately $188,000 and $396,000, respectively.

     During 1992, Granite Re loaned the Company approximately $2,500,000. An additional approximately $200,000 was loaned by Granite Re in 1995. The loan bears interest at 10% per annum and is due on demand. The balance at December 31, 1994 and 1995 includes accrued interest of approximately $718,000 and $1,064,000, respectively.

11. EFFECTS OF STATUTORY ACCOUNTING PRACTICES AND DIVIDEND RESTRICTIONS:

     At December 31, 1994 and 1995, PGIC's statutory capital and surplus was approximately $7,848,000 and $11,875,000, respectively, and IGF's statutory capital and surplus was approximately $4,512,000 and $9,219,000, respectively. The minimum regulatory requirement for capital and surplus is approximately $1,250,000. The Indiana statute allows 10% of surplus as regards policyholders or 100% of net income, whichever is greater, to be paid as dividends only from earned surplus. Statutory requirements place

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

11. EFFECTS OF STATUTORY ACCOUNTING PRACTICES AND DIVIDEND RESTRICTIONS (CONTINUED):
limitations on the amount of funds which can be remitted to the Company from PGIC and to PGIC from IGF.

     Subsequent to Board of Directors and regulatory approval, IGF declared and paid in December 1995 an extraordinary dividend to PGIC in the amount of $2 million on the 2,494,000 shares of convertible preferred stock owned by PGIC. In December 1995, upon Board of Directors of PGIC and regulatory approval, PGIC declared and paid to the Company a $1.5 million extraordinary dividend on the common stock owned by the Company.

12. REGULATORY MATTERS:

     PGIC and IGF, domiciled in Indiana, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Indiana Department of Insurance ("IDOI"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     IGF received written approval through June 30, 1996 from the IDOI to reflect its business transacted with the FCIC as a 100% cession with any net underwriting results recognized in ceding commissions for statutory accounting purposes, which differs from prescribed statutory accounting practices. As of December 31, 1995, that permitted transaction had no effect on statutory surplus or net income. The underwriting profit (loss) results of the FCIC business, net of reinsurance, of approximately $(1,515,000), $3,257,000, and $9,653,000, are netted with policy acquisition and general and administrative expenses for the years ended December 31, 1993, 1994, and 1995, respectively, in the accompanying Consolidated Statements of Operations.

     During the year, IGF and PGIC entered into a reinsurance agreement in which IGF ceded approximately $17,696,000 of multi-peril crop business to PGIC, who in turn ceded it to the FCIC. As a matter of course, intercompany reinsurance agreements are filed with the IDOI for their approval. IDOI approval has not yet been received with respect to this agreement; however, management believes it will be received in due course.

     The NAIC has promulgated risk-based capital ("RBC") requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC information is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200% of authorized control level RBC requires no corrective actions by PGIC, IGF or regulators. PGIC's Ratio at December 31, 1995 was below the "company action level," as defined by the NAIC RBC model law. At this level, PGIC must submit a corrective action plan. After the spin-off of IGF (see Note 18), PGIC's Ratio will be well above the minimum "company action level" of 200%. As of December 31, 1995, IGF had a Ratio that was in excess of the minimum RBC requirements.

13. LEASES:

     The Company has certain commitments under long-term operating leases, principally for equipment. Rental expense under these commitments were approximately $186,000, $248,000, and $297,000 for 1993,

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

13. LEASES (CONTINUED):
1994 and 1995, respectively. Future minimum lease payments required under these noncancelable operating leases are as follows (dollars in thousands):

                1996..................................................  $181
                1997..................................................    89
                1998..................................................    26
                1999..................................................     8
                2000..................................................     8
                                                                        ----
                     Total............................................  $312
                                                                        ====

14. CONTINGENCIES:

     The Company, and its subsidiaries, are named as defendants in various lawsuits relating to their business. Legal actions arise from claims made under insurance policies issued by the subsidiaries. These actions were considered by the Company in establishing its loss reserves. The Company believes that the ultimate disposition of these lawsuits will not materially affect the Company's operations or financial position.

     IGF is responsible for the administration of a run-off book of business. FCIC has requested that IGF take responsibility for the claim liabilities under its administration of these policies, and IGF has requested reimbursement of certain expenses from the FCIC with respect to this run-off activity. It is the Company's opinion, and that of its legal counsel, that there is no material liability on the part of the Company for claim liabilities of other companies under IGF's administration.

     The increase in number of insurance companies that are under regulatory supervision has resulted, and is expected to continue to result, in increased assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. The Company recognizes its obligations for guaranty fund assessments when it receives notice that an amount is payable to a guaranty fund. The ultimate amount of these assessments may differ from that which has already been assessed.

15. SUPPLEMENTAL CASH FLOW INFORMATION:

     Cash paid for interest and income taxes are summarized as follows (dollars in thousands):

                                                                    DECEMBER 31,
                                                             --------------------------
                                                              1993      1994      1995
                                                             ------     ----     ------
        Cash paid for interest.............................  $1,217     $685     $  553
        Cash paid for income taxes, net of refunds.........     372      166      1,953

     During 1994, IGF exchanged 700,000 shares of Granite Reinsurance Company, Ltd. stock for 9,800 shares of Granite Insurance Company stock, recording no gain or loss. In addition, PGIC exchanged an investment in real estate for a mortgage loan of approximately $3,000,000 plus cash of approximately $1,166,000.

     During 1996, the Company sold the stock of Pafco and certain assets of the Company totaling $15,907,000 to GGSH in exchange for a 52% ownership interest in GGSH. In addition GGSH received a cash contribution of $21,200,000 from Goldman, Sachs & Co. ("Goldman Funds") in return for a 48% ownership interest in GGSH. For its cash contribution of $21,200,000, Goldman Funds received a minority interest share in GGSH at the date of contribution of $17,811,000 resulting in a $3,389,000 increase to additional paid in capital from the sale of Pafco common stock and certain assets. See Note 18.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

16. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

     The following discussion outlines the methodologies and assumptions used to determine the estimated fair value of the Company's financial instruments. Considerable judgment is required to develop these fair values and, accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of the Company's financial instruments.

     a. Fixed Maturity and Equity Securities: Fair values for fixed maturity and equity securities are based on market values obtained from the NAIC Securities Valuation Office. Such values approximate quoted market prices from published information.

     b. Mortgage Loan: The estimated fair value of the mortgage loan on real estate on the Comfort Inn property was established using a discounted cash flow method based on credit rating, maturity and future income when compared to the expected yield for mortgages having similar characteristics. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan to value, caliber of tenancy, borrower and payment record. Fair values for impaired mortgage loans are measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's market price or the fair value of the collateral if the loan is collateral dependent.

     c. Short-term Investments, and Cash and Cash Equivalents: The carrying value for assets classified as short-term investments, and cash and cash equivalents in the accompanying balance sheets approximates their fair value.

     d. Short-term and Long-term Debt: Fair values for long-term debt issues are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements. In 1994, the rates on long-term debt ranged from 9% to 9.5%, which approximates the current rate for similar types of borrowing arrangements. For short-term debt, the carrying value approximates fair value.

     e. Advances to Related Parties and Payables to Affiliates: It is not practicable to determine the fair value of the advances to related parties or the payables to affiliates as of December 31, 1995, because these are related party obligations and no comparable fair value measurement is available.

17. SEGMENT INFORMATION:

     The Company has two business segments: Nonstandard automobile and Crop insurance. The Nonstandard automobile segment offers personal nonstandard automobile coverages through a network of independent general agencies. These products are sold throughout the Midwest by PGIC in eight states and IGF in two states. Effective in the first quarter of 1996, all nonstandard automobile business will be retained in PGIC (see Note 18). The Crop segment writes Multi-peril crop insurance ("MPCI") and crop hail insurance in 31 states through independent agencies with its primary concentration in the Midwest. Activity which is not included in the major business segments is shown as "Corporate and Other."

     "Corporate and Other" includes operations not directly related to the business segments and unallocated corporate items (i.e., corporate investment income, interest expense on corporate debt and unallocated overhead expenses).

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

17. SEGMENT INFORMATION (CONTINUED):
     The revenue and pre-tax income by segment are as follows (dollars in thousands):

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
Revenue:
  Nonstandard automobile......................................  $28,733     $27,784     $36,363
  Crop........................................................    4,742       4,873      12,830
  Corporate and other.........................................      209       2,173       3,451
                                                                -------     -------     -------
          Total revenue.......................................  $33,684     $34,830     $52,644
                                                                =======     =======     =======
Income (loss) before income taxes, discontinued operations,
  cumulative effect of a change in accounting principle, and minority interest:
  Nonstandard automobile......................................  $ 5,726     $   772     $(1,989)
  Crop........................................................   (3,735)      2,152      11,040
  Corporate and other.........................................   (3,297)     (1,549)     (1,607)
                                                                -------     -------     -------
  Income (loss) from continuing operations before taxes,
     discontinued operations, cumulative effect of a change in
     accounting principle, and minority interest..............  $(1,306)    $ 1,375     $ 7,444
                                                                =======     =======     =======

18. SUBSEQUENT EVENTS (UNAUDITED):

     On January 31, 1996, the Company entered into an agreement ("Agreement") with GS Capital Partners II, L.P. to create a company, GGSH to be owned 52% by the Company and 48% owned by Goldman Funds. In accordance with the Agreement, the Company sold certain fixed assets and PGIC common stock with a predetermined value of at least $15,300,000, to GGSH. If the sale of PGIC stock and certain assets by the Company is less than $15,300,000, Goran will be required to contribute the amount of the deficiency in cash to GGSH. Goldman Funds contributed approximately $21,200,000 in cash in accordance with the Agreement, for which it received a minority interest in GGSH of $17,811,000, resulting in a $3,389,000 increase to additional paid in capital of the Company from the sale of Pafco's common stock and certain assets.

     In connection with the above transactions, GGSH acquired all of the outstanding shares of common stock of Superior and its wholly owned subsidiaries, Superior American and Superior Guaranty, insurance companies domiciled in Florida, (collectively referred to as "Superior") for cash of approximately $66,389,000. In conjunction with the acquisition, the Company's funding was through a senior bank facility of approximately $48,000,000 and a cash contribution from Goldman Funds of approximately $21,200,000. PGIC also transferred all of the outstanding shares of IGF capital stock to the Company's newly formed subsidiary, IGFH. Although the Company believes the plan of reorganization or spin off did not result in gain or loss, no assurance can be given that the Internal Revenue Service will not challenge the transaction.

     The contribution of PGIC common stock to GGSH has been accounted for in a manner similar to a pooling-of-interests. Accordingly, no gain or loss has been recognized in connection with this transaction. The purchase of Superior has been accounted for in accordance with the purchase method of accounting. In April 1996, the IGF Board of Directors declared an $11,000,000 distribution to Pafco in the form of cash of $7,500,000 and a note payable of $3,500,000.

     Effective January 1, 1996, the Company transferred SIG-FL to Goran at its net book value. At December 31, 1995, the net book value of SIG-FL was approximately $2,000. The Company received approximately $2,000 consideration. Accordingly, no gain or loss was recognized in 1996 on the transaction.

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

18. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED):
     In July 1996, the Company filed an initial draft of Form S-1 Registration Statement with the Securities and Exchange commission in anticipation of an initial public offering ("IPO") of common stock. The Company intends to sell up to 3,000,000 shares of newly issued common stock to the general public. A maximum of 30% (not assuming any of the underwriters' overallotment is exercised) of the total outstanding common shares will be sold. After completion of the IPO, it is expected that Goran will own 70% of the total common stock outstanding. It is uncertain at this time what the total net sale proceeds to the Company will be from the IPO.

     The acquisition of Superior was accounted for under the purchase method of accounting and was recorded as follows:

        Assets Acquired:
          Invested Assets.............................................   $118,665,000
          Receivables.................................................     35,223,000
          Deferred Acquisition Costs..................................      7,925,000
          Other Assets................................................      1,981,000
                                                                         ------------
          Total.......................................................    163,794,000
                                                                         ------------
        Liabilities Assumed:
          Unpaid Losses and Loss Adjustment Expenses..................     44,423,000
          Unearned Premiums...........................................     45,280,000
          Other Liabilities...........................................     10,863,000
                                                                         ------------
          Total.......................................................    100,566,000
                                                                         ------------
        Net Assets Acquired...........................................     63,228,000
        Purchase Price................................................     66,389,000
                                                                         ------------
        Goodwill......................................................   $  3,161,000
                                                                         ============

     Goodwill is amortized over a 25 year period on a straight line basis based upon management's estimate of the expected benefit period.

     The Company's results from operations for the six months ended June 30, 1996 include the results of Superior subsequent to April 30, 1996 as follows:

        Gross Premiums Written..........................................  $25,202,000
                                                                          ===========
        Net Premiums Earned.............................................  $23,429,000
        Net Investment and Other Income.................................    2,060,000
                                                                          -----------
        Total Revenue...................................................   25,489,000
                                                                          -----------
        Losses and Loss Adjustment Expenses.............................   18,804,000
        Policy Acquisition and General and Administration Expenses......    6,149,000
                                                                          -----------
        Total Expenses..................................................   24,953,000
                                                                          -----------
        Income Before Taxes and Minority Interest.......................      536,000
        Income Taxes....................................................      182,000
                                                                          -----------
        Income before Minority Interest.................................      354,000
        Minority Interest...............................................      169,000
                                                                          -----------
        Net Income......................................................  $   185,000
                                                                          ===========

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

18. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED):
     Amortization includes goodwill, as previously discussed, and deferred debt and organizational costs of approximately $1,900,000 which are being amortized over 5 to 6 years on the straight line basis. The impact on net income of the aforementioned items was a reduction of $265,000.

     Pro-forma operating results for the Company, assuming the acquisition of Superior and formation of GGS Management Holdings, Inc. took place at the beginning of each of the periods presented, follows:

                                                        SIX MONTHS
                                                          ENDED               YEAR ENDED
                                                       JUNE 30, 1996       DECEMBER 31, 1995
                                                      ----------------     -----------------
        Gross Premium Revenue.......................    $190,943,000         $ 219,390,000
        Net Premiums Earned.........................    $ 98,453,000         $ 147,255,000
        Net Income..................................    $  5,636,000         $   4,371,000
        Earnings Per Share..........................    $       0.81         $        0.62

     On July 29, 1996, the Board of Directors approved an increase in the authorized common stock of the Company from 1,000 shares to 100,000,000 shares. The common stock remains at no par value. On July 29, 1996, the Board approved a 7,000-for-1 stock split of the Company's issued and outstanding shares. All share and per share amounts have been restated to retroactively reflect the stock split. On July 29, 1996, the Board of Directors authorized the issuance of 50,000,000 shares of Preferred Stock. No shares of Preferred Stock have been issued.

     On April 29, 1996, PGIC and IGF entered into a 100% quota share reinsurance agreement, whereby all of IGF's nonstandard automobile business from 1996 and forward will be ceded to PGIC effective January 1, 1996.

     On April 29, 1996, PGIC retroactively ceded all of its commercial business relating to 1995 and previous years to Granite Re, with an effective date of January 1, 1996. Amounts ceded for outstanding losses and loss adjustment expenses and unearned premiums were approximately $3,519,000 and $2,380,000, respectively. On this date, PGIC also entered into a 100% quota share reinsurance agreement with Granite Re, whereby all of PGIC's commercial business from 1996 and forward will be ceded to Granite Re effective January 1, 1996. The Company remains contingently liable with respect to the reinsurance with Granite Re, which would become an ultimate liability of the Company in the event that Granite Re is unable to meet its obligations under the reinsurance agreements.

     For purposes of disclosing the pro forma effect of the Company's ownership interest in GGSH, the Company has reflected GGSH as a consolidated entity of the Company.

     Assuming that these transactions took place (including the IPO) at January 1, 1995 or at January 1, 1996, the pro forma effect of these transactions on the Company's consolidated statement of operations is as follows:

                                                          DECEMBER 31,       JUNE 30,
                                                              1995             1996
                                                          ------------     ------------
                                                                   (UNAUDITED)
        Revenues........................................  $159,899,000     $108,974,000
        Net income......................................  $  6,701,000     $  5,928,000
        Net income per common share.....................  $        .66     $        .58

     Assuming that these transactions took place (including the IPO) at January 1, 1995 or January 1, 1996, and that shares outstanding only included shares issued in connection with the IPO whose proceeds were used

               SYMONS INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

18. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED):
to repay indebtedness, the pro forma effect of these transactions on the Company's net income per common share is as follows:

                                                               DECEMBER 31,     JUNE 30,
                                                                   1995           1996
                                                               ------------     --------
                                                                      (UNAUDITED)
          Net income per common share........................      $.80           $.71

     Outstanding shares used in the above calculation include the 7,000,000 shares outstanding before the IPO plus 1,364,000 shares issued in connection with the IPO whose proceeds were used to pay indebtedness. The latter calculation was determined by dividing the aggregate amount of the repayment of the $7.5 million IGFH Bank Debt and the $7.5 million repayment of Parent Indebtedness by the assumed offering price of $11 per share.

     The pro forma results are not necessarily indicative of what actually would have occurred if these transactions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results.

     At the request of the Company, the underwriters for the IPO are reserving up to 144,000 shares of Common Stock at the initial public offering price for shares of Common Stock for sales to certain officers, directors and employees of the Company and affiliates, certain family members of the foregoing and other persons having business relationships with the Company or its affiliates. The Company has received a commitment from a commercial bank to provide funds to certain executives of the Company to purchase reserved shares. The Company has agreed to guarantee 100% of the aggregate principal amount, including unpaid accrued interest, extended by the commercial bank under this commitment. The maximum amount of principal the Company may be obligated to guarantee under this commitment is approximately $1.6 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders of
Superior Insurance Company, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Superior Insurance Company, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Superior Insurance Company, Inc. and Subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1993.

     As discussed in Notes 1 and 6 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, during the year ended December 31, 1993.

                                          /s/ COOPERS & LYBRAND L.L.P.
                                          COOPERS & LYBRAND L.L.P.

Atlanta, Georgia
June 14, 1996

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

               AS OF DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996

                                     ASSETS

                                                                DECEMBER 31,
                                                            ---------------------      JUNE 30,
                                                              1994         1995          1996
                                                            --------     --------     -----------
                                                                       (IN THOUSANDS) (UNAUDITED)
Assets:
  Investments:
     Available for sale:
     Fixed maturities, at market..........................  $ 93,860     $ 99,556      $ 102,777
     Equity securities, at market.........................     7,140        8,070         13,987
     Short-term investments, at amortized cost,
       which approximates market..........................     5,538        8,462          3,739
     Other investment, at cost............................       808          274             --
  Cash and cash equivalents...............................        11        1,430          4,331
  Receivables (net of allowance for doubtful accounts of
     $310,000
     and $500,000 at December 31, 1994 and 1995,
     respectively,
     and $500,000 (unaudited) at June 30, 1996)...........    31,425       30,209         32,894
  Reinsurance recoverable on unpaid losses................     1,099          987          1,478
  Federal income tax receivable...........................     3,521           --             --
  Accrued investment income...............................     1,888        1,602          1,586
  Deferred policy acquisition costs.......................     9,004        7,574          8,038
  Deferred income taxes...................................     3,785           44          1,511
  Property and equipment..................................       357          697            657
  Other assets............................................     3,428        1,225          1,160
                                                            --------     --------      ---------
          Total assets....................................  $161,864     $160,130      $ 172,158
                                                            ========     ========      =========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Losses and loss adjustment expenses.....................  $ 54,577     $ 47,112      $  47,155
  Unearned premiums.......................................    44,593       41,048         47,016
  Draft payables..........................................     6,509        6,070          7,998
  Accrued expenses........................................     4,307        4,107          4,088
  Federal income tax payable..............................        --          177          1,284
                                                            --------     --------      ---------
          Total liabilities...............................   109,986       98,514        107,541
                                                            --------     --------      ---------
Stockholders' equity:
  Common stock, $100 par value, 30,000 shares authorized,
     issued and outstanding...............................     3,000        3,000          3,000
  Additional paid-in capital..............................    37,025       37,025         37,025
  Unrealized (loss) gain on investments, net of deferred
     tax (benefit) expense of $(412,000) in 1994,
     $2,605,000 in 1995
     and $973,000 (unaudited) at June 30, 1996............      (765)       4,838          1,808
  Retained earnings.......................................    12,618       16,753         22,784
                                                            --------     --------      ---------
     Total stockholders' equity...........................    51,878       61,616         64,617
                                                            --------     --------      ---------
     Total liabilities and stockholders' equity...........  $161,864     $160,130      $ 172,158
                                                            ========     ========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                   YEARS ENDED                  SIX MONTHS ENDED
                                                   DECEMBER 31,                     JUNE 30,
                                        ----------------------------------     -------------------
                                          1993         1994         1995        1995        1996
                                        --------     --------     --------     -------     -------
                                                                                   (UNAUDITED)
                                                              (IN THOUSANDS)
Gross premiums written................  $115,660     $112,906     $ 94,756     $42,915     $69,119
Less ceded premiums...................      (366)        (391)        (686)       (400)       (412)
                                        --------     --------     --------     -------     -------
  Net premiums written................   115,294      112,515       94,070      42,515      68,707
Change in unearned premiums...........     2,842          322        3,544       7,538      (5,968)
                                        --------     --------     --------     -------     -------
  Net premiums earned.................   118,136      112,837       97,614      50,053      62,739
Net investment income.................     8,170        7,024        7,093       4,161       3,476
Other income..........................     5,879        3,344        4,171       1,692       3,092
Net realized capital gain (loss)......     3,559         (200)       1,954         711       2,104
                                        --------     --------     --------     -------     -------
          Total revenues..............   135,744      123,005      110,832      56,617      71,411
                                        --------     --------     --------     -------     -------
Expenses:
Losses and loss adjustment expenses...    85,902       92,378       72,343      38,129      45,963
Policy acquisition and general and
  administrative expenses.............    36,292       38,902       32,705      17,212      17,104
                                        --------     --------     --------     -------     -------
          Total expenses..............   122,194      131,280      105,048      55,341      63,067
                                        --------     --------     --------     -------     -------
Income (loss) before income taxes
  and cumulative effect of change in
  accounting principle................    13,550       (8,275)       5,784       1,276       8,344
                                        --------     --------     --------     -------     -------
Income taxes:
Current income tax expense
  (benefit)...........................     3,207       (2,770)         925        (539)      2,153
Deferred income tax expense
  (benefit)...........................       774       (1,030)         724         700         160
                                        --------     --------     --------     -------     -------
          Total income taxes..........     3,981       (3,800)       1,649         161       2,313
                                        --------     --------     --------     -------     -------
  Income (loss) before cumulative
     effect of a change in accounting
     principle........................     9,569       (4,475)       4,135       1,115       6,031
  Cumulative effect of a change in
     accounting principle.............     1,389           --           --          --          --
                                        --------     --------     --------     -------     -------
  Net income (loss)...................  $ 10,958     $ (4,475)    $  4,135     $ 1,115     $ 6,031
                                        ========     ========     ========     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                AND THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                                   UNREALIZED
                                                      ADDITIONAL   GAIN (LOSS)                 TOTAL
                                             COMMON    PAID-IN         ON        RETAINED   STOCKHOLDERS'
                                             STOCK     CAPITAL     INVESTMENT    EARNINGS      EQUITY
                                             ------   ----------   -----------   --------   ------------
                                                                   (IN THOUSANDS)
Balance at January 1, 1993.................  $1,500    $ 37,025      $   655     $ 29,635     $ 68,815
  Change in unrealized (loss) gain on
     investments, net of deferred taxes....     --           --        3,983           --        3,983
  Cash dividends paid......................     --           --           --      (10,000)     (10,000)
  Common stock dividends paid..............  1,500           --           --       (1,500)          --
  Net income...............................     --           --           --       10,958       10,958
                                             ------    --------      -------     --------     --------
Balance at December 31, 1993...............  3,000       37,025        4,638       29,093       73,756
  Change in unrealized (loss) gain on
     investments, net of deferred taxes....     --           --       (5,403)          --       (5,403)
  Cash dividends paid......................     --           --           --      (12,000)     (12,000)
  Net loss.................................     --           --           --       (4,475)      (4,475)
                                             ------    --------      -------     --------     --------
Balance at December 31, 1994...............  3,000       37,025         (765)      12,618       51,878
  Change in unrealized (loss) gain on
     investments, net of deferred taxes
     (unaudited)...........................     --           --        4,211           --        4,211
  Net income (unaudited)...................     --           --           --        1,115        1,115
                                             ------    --------      -------     --------     --------
Balance at June 30, 1995 (unaudited).......  $3,000    $ 37,025      $ 3,446     $ 13,733     $ 57,204
                                             ======    ========      =======     ========     ========
Balance at December 31, 1994...............  3,000     $ 37,025      $  (765)    $ 12,618     $ 51,878
  Change in unrealized (loss) gain on
     investments, net of deferred taxes....     --           --        5,603           --        5,603
  Net income (unaudited)...................     --           --           --        4,135        4,135
                                             ------    --------      -------     --------     --------
Balance at December 31, 1995...............  3,000       37,025        4,838       16,753       61,616
  Change in unrealized (loss) gain on
     investments, net of deferred taxes....     --           --       (3,030)          --       (3,030)
  Net income (unaudited)...................     --           --           --        6,031        6,031
                                             ------    --------      -------     --------     --------
Balance at June 30, 1996 (unaudited).......  $3,000    $ 37,025      $ 1,808     $ 22,784     $ 64,617
                                             ======    ========      =======     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     FOR THE YEARS ENDED DECEMBER 31, 1993,
                     1994 AND 1995 AND THE SIX MONTHS ENDED
                             JUNE 30, 1995 AND 1996

                                                       YEARS ENDED              SIX MONTHS ENDED
                                                      DECEMBER 31,                  JUNE 30,
                                             -------------------------------   -------------------
                                               1993       1994        1995       1995       1996
                                             --------   ---------   --------   --------   --------
                                                                                   (UNAUDITED)
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)........................  $ 10,958   $  (4,475)  $  4,135   $  1,115   $  6,031
  Adjustments to reconcile net income to
     net cash provided from (used in)
     operations:
     Net amortization on fixed
       maturities..........................       909         499        205        108        124
     Depreciation of property and
       equipment...........................       128         185        214         81         97
     Deferred income tax expense
       (benefit)...........................      (615)     (1,030)       724        700        160
     Net (gain) loss on sale of fixed
       assets and investments..............    (3,546)        210     (1,940)      (711)    (2,104)
     Net changes in operating assets and
       liabilities:
     Receivables...........................    (4,052)     (1,303)     1,216      6,839     (2,685)
     Reinsurance recoverable on unpaid
       losses..............................       (12)         --         49          4         --
     Accrued investment income.............       504         524        286        177         16
     Federal income taxes receivable
       (payable)...........................       (23)     (4,075)     3,698       (558)     1,107
     Deferred policy acquisition costs.....       248         (78)     1,430      1,684       (464)
     Other assets..........................        89      (2,382)     2,203      2,210         65
     Losses and loss adjustment expenses...    (4,260)        985     (7,402)    (4,966)        43
     Unearned premiums.....................    (2,842)       (322)    (3,545)    (7,538)     5,968
     Drafts payable........................    (2,091)     (1,897)      (439)      (562)     1,928
     Accrued expenses......................        --       4,307       (200)      (835)       (19)
                                             --------   ---------   --------   --------   --------
          Net cash provided from (used in)
            operations.....................    (4,605)     (8,852)       634     (2,252)    10,267
                                             --------   ---------   --------   --------   --------
Cash flow from investing activities:
  Net (purchases) sales of short-term
     investments...........................     5,322       1,845     (2,924)    (2,242)     4,723
  Proceeds from sales, calls and maturities
     of fixed maturities...................    91,866      77,224     58,725     36,513     49,057
  Purchases of fixed maturities............   (76,991)    (64,678)   (56,222)   (32,461)   (55,323)
  Proceeds from sales of equity
     securities............................    91,397     136,121     87,319     43,210     80,205
  Purchase of equity securities............   (92,605)   (133,482)   (86,663)   (43,022)   (86,233)
  Proceeds from the sale of other
     investments...........................        --          --      1,105        382        274
  Proceeds from sales of property and
     equipment.............................        30          33         --         --         --
  Purchases of property and equipment......      (388)       (198)      (555)      (139)       (69)
                                             --------   ---------   --------   --------   --------
          Net cash provided from (used in)
            investing activities...........    18,631      16,865        785      2,241     (7,366)
                                             --------   ---------   --------   --------   --------
Cash flow from financing activities:
  Payment of dividends.....................   (10,000)    (12,000)        --         --         --
                                             --------   ---------   --------   --------   --------
          Net cash (used in) financing
            activities.....................   (10,000)    (12,000)        --         --         --
  Increase (decrease) in cash and cash
     equivalents...........................     4,026      (3,987)     1,419        (11)     2,901
Cash and cash equivalents, beginning of
  year.....................................       (28)      3,998         11         11      1,430
                                             --------   ---------   --------   --------   --------
Cash and cash equivalents, end of year.....  $  3,998   $      11   $  1,430   $     --   $  4,331
                                             ========   =========   ========   ========   ========
Supplemental cash flow information:
  Cash paid for income taxes, net of
     refunds...............................  $  3,230   $   1,305   $ (2,773)  $     19   $  1,046
                                             ========   =========   ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES:

     Superior Insurance Company, Inc. ("Superior" or the "Company") was a wholly-owned subsidiary of Interfinancial Inc. (the "Parent"). Interfinancial Inc. is a wholly-owned subsidiary of Fortis, Inc. Fortis, Inc. is equally owned by Fortis AMEV, The Netherlands ("AMEV") and Fortis AG, Brussels, Belgium. As further discussed in Note 14 the Company was sold by the Parent to GGS Holdings on May 1, 1996.

     The Company writes primarily private passenger automobile insurance coverage. Approximately one-half of the Company's business is written in the State of Florida. As such, a significant portion of agents' balances and uncollected premiums is due from Florida policyholders.

     The following is a description of the significant accounting policies and practices employed:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts, after intercompany eliminations, of the Company and its wholly owned subsidiaries as follows: Superior American Insurance Company ("Superior American") and Superior Guaranty Insurance Company ("Superior Guaranty").

BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") which differ from statutory accounting practices ("SAP") prescribed or permitted for insurance companies by regulatory authorities in the following respects:

     - Certain assets are included in the balance sheet that are excluded as "Nonadmitted Assets" under statutory accounting.

     - Costs incurred by the Company relating to the acquisition of new business which are expensed for statutory purposes are deferred and amortized on a straight-line basis over the term of the related policies. Commissions allowed by reinsurers on business ceded are deferred and amortized with policy acquisition costs.

     - The investment in wholly owned subsidiaries is consolidated for GAAP rather than valued on the statutory equity method. The net income or loss and changes in unassigned surplus of the subsidiaries is reflected in net income for the period rather than recorded directly to unassigned surplus.

     - Investments in bonds are designated at purchase as held to maturity, trading, or available for sale. Held-to-maturity fixed maturity investments are reported at amortized cost, and the remaining fixed maturity investments are reported at fair value with unrealized holding gains and losses reported in operations for those designated as trading and as a separate component of stockholders' equity for those designated as available for sale. All securities have been designated as available for sale. For SAP, such fixed maturity investments would be reported at amortized cost or market value based on their NAIC rating.

     - The liability for losses and loss adjustment expenses and unearned premium reserves are recorded net of their reinsured amounts for statutory accounting purposes.

     - Deferred income taxes are not recognized on a statutory basis.

     - Credits for reinsurance are recorded only to the extent considered realizable. Under SAP, credit for reinsurance ceded are allowed to the extent the reinsurers meet the statutory requirements of the Insurance Department of the State of Florida, principally statutory solvency.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
     A reconciliation of statutory net income and capital and surplus to GAAP net income and stockholders' equity for Superior Insurance Company is as follows (dollars in thousands):

                                           1993                  1994                    1995
                                    -------------------   -------------------     ------------------
                                    CAPITAL               CAPITAL       NET       CAPITAL
                                      AND         NET       AND       INCOME        AND        NET
                                    SURPLUS     INCOME    SURPLUS     (LOSS)      SURPLUS     INCOME
                                    -------     -------   -------     -------     -------     ------
Statutory balance.................. $56,656     $10,597   $43,577     $   201     $49,277     $5,639
Non-admitted assets................     130          --       225          --         472         --
Investments market value
  adjustment.......................   5,571          --    (1,988)         --       5,279         --
Deferred acquisition costs.........   8,926        (248)    9,004          78       7,574     (1,430)
Losses and loss adjustment
  expense..........................   2,677          59    (1,600)     (4,822)         --        600
Deferred income tax................    (154)        615     3,785       1,030          44       (724)
Rent rebate........................      --          --      (333)       (333)       (277)        55
Pension and other postretirement
  benefits.........................     (50)         49      (548)       (479)       (667)      (120)
Other..............................      --        (114)     (244)       (150)        (86)       115
                                    -------     -------   -------     -------     -------     ------
GAAP balance....................... $73,756     $10,958   $51,878     $(4,475)    $61,616     $4,135
                                    =======     =======   =======     =======     =======     ======

PREMIUMS

     Premiums are recognized as income ratably over the life of the related policies and are stated net of ceded premiums. Unearned premiums are computed on the semimonthly pro rata basis.

INVESTMENTS

     During 1993, the Company adopted Financial Accounting Standards Board's Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, investments are presented on the following bases:

     - Fixed maturities and equity securities -- at market value -- all such securities are classified as available for sale and are carried at market value with the unrealized gain or loss as a component of stockholders' equity.

     - Short-term investments -- at amortized cost, which approximates market

     - Other investment -- at cost

     Realized gains and losses on sales of investments are recorded on the trade date and are recognized in net income on the specific identification basis. Other than temporary market value declines are recognized in the period in which they are determined. Other changes in market values of debt and equity securities are reflected as unrealized gain or loss directly in stockholders' equity, net of deferred tax, and, accordingly, have no effect on net income. Interest and dividend income are recognized as earned.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company includes in cash and cash equivalents all cash on hand and demand deposits with original maturities of three months or less.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
DEFERRED POLICY ACQUISITION COSTS

     Deferred policy acquisition costs are comprised of agents' commissions, premium taxes and certain other costs which are related directly to the acquisition of new and renewal business, net of expense allowances received in connection with reinsurance ceded, which have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. These costs, to the extent that they are considered recoverable, are deferred and amortized over the terms of the policies to which they relate.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. All additions to property and equipment made in 1995 are depreciated based on the straight-line method over their estimated useful lives. Additions made prior to 1995 are depreciated using the declining balance method over their estimated useful lives ranging from five to seven years. Asset and accumulated depreciation accounts are relieved for dispositions, with resulting gains or losses reflected in net income.

LOSSES AND LOSS ADJUSTMENT EXPENSES

     The liability for losses and loss adjustment expenses includes estimates for reported unpaid losses and loss adjustment expenses and for estimated losses incurred, but not reported. This liability has not been discounted. The Company's losses and loss adjustment expense liability includes an aggregate stop-loss program. The Company retains an independent actuarial firm to estimate the liability. The liability is established using individual case-basis valuations and statistical analysis as claims are reported. Those estimates are subject to the effects of trends in loss severity and frequency. While management believes the liability is adequate, the provisions for losses and loss adjustment expenses are necessarily based on estimates and are subject to considerable variability. Changes in the estimated liability are charged or credited to operations as additional information on the estimated amount of a claim becomes known during the course of its settlement. The liability for losses and loss adjustment expenses is reported net of the receivables for salvage and subrogation of approximately $1,622,000 and $2,242,000 at December 31, 1995 and 1994, respectively.

INCOME TAXES

     During January 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The Company adopted SFAS No. 109 during the year ended December 31, 1993. The Statement adopts the liability method of accounting for deferred income taxes. Under the liability method, companies establish a deferred tax liability or asset for the future tax effects of temporary differences between book and taxable income. Changes in future tax rates result in immediate adjustments to deferred taxes. (See Note 6.) Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

REINSURANCE

     Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies and the terms of the reinsurance contracts. Premiums ceded to other companies have been reported as a reduction of premium income.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
OTHER INCOME

     Other income consists of finance and service fees paid by policyholders in relation to installment billings.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

     In March 1995, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, was issued. SFAS No. 121 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This Statement is effective for financial statements for fiscal years beginning after December 31, 1995. The Company intends to adopt SFAS No. 121 in 1996. Based upon management's review and analysis, adoption of SFAS No. 121 is not expected to have a material impact on the Company's results of operations in 1996.

VULNERABILITY FROM CONCENTRATION

     At December 31, 1995, the Company did not have a material concentration of financial instruments in a single investee, industry or geographic location. Also at December 31, 1995, the Company did not have a concentration of (1) business transactions with a particular customer, lender or distributor, (2) revenues from a particular product or service, (3) sources of supply of labor or services used in the business, or (4) a market or geographic area in which business is conducted that makes it vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a serious impact to the Company's financial condition, except for the market and geographic concentration described in the following paragraph.

     The Company writes nonstandard automobile insurance primarily in California and Florida. As a result, the Company is always at risk that there could be significant losses arising in certain geographic areas. The Company protects itself from such events by purchasing catastrophe insurance.

USE OF ESTIMATES

     The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known which could impact the amounts reported and disclosed herein.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 2. INVESTMENTS:

     Investments are summarized as follows (dollars in thousands):

                                                                       UNREALIZED         ESTIMATED
                                                     AMORTIZED     ------------------      MARKET
                                                       COST         GAIN       LOSS         VALUE
                                                     ---------     ------     -------     ---------
DECEMBER 31, 1994
Fixed maturities:
  U.S. Treasury securities and obligations of U.S.
     government corporations and agencies..........  $  25,312     $   31     $  (767)    $  24,576
  Obligations of states and political
     subdivisions..................................     30,567        380        (680)       30,267
  Corporate securities.............................     39,969        292      (1,244)       39,017
                                                     ---------     ------     -------     ---------
          Total fixed maturities...................     95,848        703      (2,691)       93,860
                                                     ---------     ------     -------     ---------
Equity securities:
  Preferred stocks.................................        713         32          --           745
  Common stocks....................................      5,616      1,201        (422)        6,395
                                                     ---------     ------     -------     ---------
                                                         6,329      1,233        (422)        7,140
Short-term investments.............................      5,538         --          --         5,538
Other investments..................................        808         --          --           808
                                                     ---------     ------     -------     ---------
          Total investments........................  $ 108,523     $1,936     $(3,113)    $ 107,346
                                                     =========     ======     =======     =========

                                                                       UNREALIZED         ESTIMATED
                                                     AMORTIZED     ------------------      MARKET
                                                       COST         GAIN       LOSS         VALUE
                                                     ---------     ------     -------     ---------
DECEMBER 31, 1995
Fixed maturities:
  U.S. Treasury securities and obligations of U.S.
     government corporations and agencies..........  $  28,612     $1,057     $    --     $  29,669
  Obligations of states and political
     subdivisions..................................     24,595      1,251         (15)       25,831
  Corporate securities.............................     41,070      2,988          (2)       44,056
                                                     ---------     ------     -------     ---------
          Total fixed maturities...................     94,277      5,296         (17)       99,556
Equity securities:
  Preferred stocks.................................        713         25          --           738
  Common stocks....................................      5,193      2,370        (231)        7,332
                                                     ---------     ------     -------     ---------
                                                         5,906      2,395        (231)        8,070
Short-term investments.............................      8,462         --          --         8,462
Other investments..................................        274         --          --           274
                                                     ---------     ------     -------     ---------
          Total investments........................  $ 108,919     $7,691     $  (248)    $ 116,362
                                                     =========     ======     =======     =========

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 2. INVESTMENTS (CONTINUED):
     The amortized cost and estimated market value of fixed maturities at December 31, 1995 and 1994, by contractual maturity, are shown in the table which follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty (dollars in thousands):


                                                        1994                    1995
                                                --------------------   ---------------------
                                                AMORTIZED  ESTIMATED   AMORTIZED   ESTIMATED
                                                 COST      FAIR VALUE    COST     FAIR VALUE
                                                -------   ----------   ---------  ----------
        Maturity:
          Due in one year or less.............  $ 5,514    $  5,521     $ 2,508    $ 2,510
          Due after one year through five
             years............................   20,403      20,086      31,166     32,164
          Due after five years through ten
             years............................   33,522      32,550      33,012     35,338
          Due after ten years.................   36,409      35,703      27,591     29,544
                                                -------     -------     -------    -------
             Total............................  $95,848    $ 93,860     $94,277    $99,556
                                                =======     =======     =======    =======

     Gains and losses realized on sales of investments are as follows (dollars in thousands):

                                                            1993       1994       1995
                                                           ------     ------     ------
        Gross gains realized on fixed maturities.........  $3,040     $  779     $1,442
        Gross losses realized on fixed maturities........      95      1,270        322
        Gross gains realized on equity securities........     637        694        507
        Gross losses realized on equity securities.......      28        457        256

     An analysis of net investment income for the years ended December 31, 1993, 1994, and 1995 follows (dollars in thousands):

                                                            1993       1994       1995
                                                           ------     ------     ------
        Fixed maturities.................................  $7,939     $6,691     $6,630
        Equity securities................................     461        538        603
        Short-term investments...........................     141        106         68
                                                           ------     ------     ------
          Total investment income........................   8,541      7,335      7,301
        Investment expenses..............................     371        311        208
                                                           ------     ------     ------
        Net investment income............................  $8,170     $7,024     $7,093
                                                           ======     ======     ======

     Investments with an approximate market value of $17,384,000 and $2,366,000 (approximate amortized cost of $16,907,000 and $2,362,000) as of December 31, 1995 and 1994, respectively, were on deposit in the United States and Canada. The deposits are required by law to support certain reinsurance contracts, performance bonds and outstanding loss liabilities on assumed business.

     In May 1990, Superior entered into a limited partnership agreement with AMEV Venture Management ("AVM"), an AMEV affiliate. The Limited Partnership, AMEV Venture III, is an investment pool which is managed by AVM as a general partner. The purpose of the pool is to make speculative investments in small business, with the partners sharing in the profits/losses resulting from the pool. Superior committed to an investment of $2,000,000 which is approximately 8% of the total pool. This investment is carried at cost and included in, "other investment". As of May, 1996, the Company had disposed of its remaining interest in this investment.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 3. DEFERRED POLICY ACQUISITION COSTS:

     Policy acquisition costs are capitalized and amortized over the life of the policies. Policy acquisition costs are those costs directly related to the issuance of insurance policies including commissions and underwriting expenses net of reinsurance commission income on such policies. Policy acquisition costs deferred and the related amortization charged to income were as follows (dollars in thousands):

                                                       1993         1994         1995
                                                     --------     --------     --------
        Balance, beginning of year.................  $  9,174     $  8,926     $  9,004
        Costs deferred during year.................    23,561       23,029       17,606
        Amortization during year...................   (23,809)     (22,951)     (19,036)
                                                     --------     --------     --------
        Balance, end of year.......................  $  8,926     $  9,004     $  7,574
                                                     ========     ========     ========

 4. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31 are summarized as follows (dollars in thousands):

                                                                      1995
                                           1994         1995      ACCUMULATED      1995
                                           NET          COST      DEPRECIATION     NET
                                           ----        ------     ------------     ----
        Office furniture and equipment...  $ 62        $1,099        $  723        $376
        Automobiles......................    --            20            20          --
        Computer equipment...............   295         1,086           765         321
        Leasehold improvements...........    --             6             6          --
                                           ----        ------        ------        ----
                                           $357        $2,211        $1,514        $697
                                           ====        ======        ======        ====

     Accumulated depreciation at December 31, 1994 was approximately $1,370,000. Depreciation expense related to property and equipment for the years ended December 31, 1995, 1994 and 1993 was approximately $214,000, $185,000 and
$128,000, respectively.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 5. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES:

     Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows (dollars in thousands):

                                                         1993        1994        1995
                                                        -------     -------     -------
        Balance at January 1..........................  $57,164     $52,610     $54,577
        Less reinsurance recoverables.................      361          68       1,099
                                                        -------     -------     -------
          Net balance at January 1....................   56,803      52,542      53,478
                                                        -------     -------     -------
        Incurred related to:
          Current year................................   92,619      91,064      77,266
          Prior years.................................   (6,717)      1,314      (4,923)
                                                        -------     -------     -------
                  Total incurred......................   85,902      92,378      72,343
                                                        -------     -------     -------
        Paid related to:
          Current year................................   57,929      56,505      48,272
          Prior years.................................   32,234      34,937      31,424
                                                        -------     -------     -------
                  Total paid..........................   90,163      91,442      79,696
                                                        -------     -------     -------
                  Net balance at December 31..........   52,542      53,478      46,125
        Plus reinsurance recoverables on unpaid
          losses......................................       68       1,099         987
                                                        -------     -------     -------
        Balance at December 31........................  $52,610     $54,577     $47,112
                                                        =======     =======     =======

     The foregoing reconciliation shows that redundancies of approximately $4,923,000 and $6,717,000 in the liabilities at January 1, 1995 and at January 1, 1993, respectively, emerged during 1995 and 1993. These redundancies resulted from lower than anticipated losses resulting from a change in settlement costs relating to those estimates. The reconciliation shows that a deficiency of approximately $1,314,000 in the liabilities at January 1, 1994 emerged during 1994. This deficiency resulted from higher than anticipated losses resulting primarily from a change in the settlement cost of loss reported in 1990.

     The anticipated effect of inflation is implicitly considered when estimating liabilities for losses and loss adjustment expenses. While anticipated price increases due to inflation are considered in estimating the ultimate claim costs, the increase in average severities of claims is caused by a number of factors that vary with the individual type of policy written. Future average severities are projected based on historical trends adjusted for implemented changes in underwriting standards, policy provisions, and general economic trends. Those anticipated trends are monitored based on actual development and are modified if necessary.

     Case liabilities (and costs of related litigation) have been established when sufficient information has been developed to indicate the involvement of a specific insurance policy. In addition, incurred but not reported liabilities have been established to cover additional exposure on both known and unasserted claims. Those liabilities are reviewed and updated continually.

6. INCOME TAXES:

     For the year ended December 31, 1995, the Company will file a consolidated federal income tax return with its former subsidiaries owned by Fortis, Inc. An intercompany tax sharing agreement between the Company and its subsidiaries provided that income taxes will be allocated based upon the percentage that each subsidiary's separate return tax liability bears to the total amount of tax liability calculated for all members of the group in accordance with the Internal Revenue Code of 1986, as amended. Intercompany tax payments are remitted at such times as estimated taxes would be required to be made to the Internal Revenue

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

6. INCOME TAXES (CONTINUED):
Service. A reconciliation of the differences between federal tax computed by applying the federal statutory rate of 35% to income before income taxes and the income tax provision is as follows (dollars in thousands):

                                                           1993       1994        1995
                                                          ------     -------     ------
        Computed income taxes at statutory rate.........  $4,743     $(2,896)    $2,024
        Dividends received deduction....................    (118)        (69)       (53)
        Tax-exempt interest.............................  (1,136)       (866)      (538)
        Proration.......................................     188         140         89
        Other...........................................     304        (109)       127
                                                          ------     -------     ------
        Income tax expense (benefit)....................  $3,981     $(3,800)    $1,649
                                                          ======     =======     ======

     As described in Note 1, the Company adopted SFAS No. 109 effective in 1993. The effect on years prior to 1993 of changing to this method was a benefit of approximately $1,389,000 and is reflected in the consolidated statement of operations as the cumulative effect of a change in accounting principle. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. The method of accounting for income taxes prior to SFAS No. 109 provided that deferred taxes, once recorded, were not adjusted for changes in tax rates.

     The net deferred tax asset at December 31, 1995 and 1994 is comprised of the following (dollars in thousands):

                                                                      1994       1995
                                                                     ------     ------
        Deferred tax assets:
          Unpaid losses and loss adjustment expenses..............   $1,848     $1,454
          Unearned premiums.......................................    3,122      2,873
          Allowance for doubtful accounts.........................      109        175
          Unrealized losses on investments........................      412         --
          Salvage and subrogation.................................      694        541
          Other...................................................      751        257
                                                                     -------    -------
                  Net deferred tax asset..........................    6,936      5,300
                                                                     -------    -------
        Deferred tax liabilities:
          Deferred policy acquisition costs.......................    3,151      2,651
          Unrealized gain on investments..........................       --      2,605
                                                                     -------    -------
                                                                      3,151      5,256
                                                                     -------    -------
                  Net deferred tax asset..........................   $3,785     $   44
                                                                     =======    =======

     The Company is required to establish a "valuation allowance" for any portion of its deferred tax assets which is unlikely to be realized. No valuation allowance was established as of December 31, 1995 or 1994 on the deferred tax assets, since management believes it is more likely than not that the Company will realize the benefit of its deferred tax assets.

     Federal income tax attributed to the Company has been examined through 1993. In the opinion of management, the Company has adequately provided for the possible effects of future assessments related to prior years.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 7. RETIREMENT AND OTHER EMPLOYEE BENEFITS:

     As part of the sale of the Company, as described in Note 14, the Company withdrew from all of the plans mentioned below and paid Fortis approximately $557,000 to assume the related liabilities.

     Superior participated in a non-contributory defined benefit pension plan ("the Pension Plan") administered by Fortis, Inc., covering substantially all employees who were at least 21 years of age and who had one year of service with Superior. The Pension Plan provided benefits payable to participants on retirement or disability and to beneficiaries of participants in the event of death. The benefits were based on years of service and the employee's compensation during such years of service. The Company's funding policy was to contribute annually at least the amount required to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. Contributions were intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The net periodic pension cost allocated to Superior under the Pension Plan for 1993, 1994 and 1995 was approximately $206,000, $186,000 and $119,000, respectively.
In 1993, pension expense includes a one-time accrual for implementation of SFAS 106 of approximately $81,000.

     Superior also participated in a contributory profit sharing plan ("the Profit Sharing Plan") sponsored by Fortis, Inc. This Profit Sharing Plan covered all employees with one year of service to the Company and provided benefits payable to participants on retirement or disability and to beneficiaries of participants in the event of death. The amount expensed for the Profit Sharing Plan for 1993, 1994 and 1995 was approximately $252,000, $381,000 and $146,000, respectively.

     In addition to retirement benefits, the Company participated in other health care and life insurance benefit plans ("postretirement benefits") for retired employees, sponsored by Fortis, Inc. Health care benefits, either through a Fortis-sponsored retiree plan for retirees under age 65 or through a cost offset for individually purchased Medigap policies for retirees over age 65, were available to employees who retired on or after January 1, 1993, at age 55 or older, with 15 or more years of service. Life insurance, on a retiree pay all basis, was available to those who retired on or after January 1, 1993. Both the retiree medical and retiree life programs were implemented in 1993. The Company made contributions to these plans as claims were incurred; no claims were incurred during 1993, 1994 or 1995. In 1993, the NAIC issued new rules that required the projected future cost of providing postretirement benefits, such as health care and life insurance, be recognized as an expense as employees render service instead of when the benefits are paid.

     As required, Superior complied with the new rules beginning in 1995 and elected to record these costs on a prospective basis. The effect of this accounting change on the financial statements of the Company was not material.

 8. REINSURANCE:

     The Company limits the maximum net loss that can arise from a large risk, or risks in concentrated areas of exposure, by reinsuring (ceding) certain levels of risks with other insurers or reinsurers. Superior has a casualty excess of loss treaty which covers losses in excess of $100,000 up to a maximum of $2,000,000. Superior maintains both auto and property catastrophe excess reinsurance. Superior's first automobile casualty excess contains limits of $200,000 excess of $100,000, its second casualty excess contains limits of $700,000 excess of $300,000 and its third casualty excess has a limit of $1,000,000 excess of $1,000,000. Further, Superior's first layer of property catastrophe excess reinsurance covers 95% of $500,000 excess of $500,000 with an annual limit of $1,000,000 and its second layer or property catastrophe excess reinsurance covers 95% of $2,000,000 excess of $1,000,000 with an annual limit of $4,000,000.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 8. REINSURANCE (CONTINUED):
     The Company remains contingently liable with respect to reinsurance, which would become an ultimate liability of the Company in the event that such reinsuring companies might be unable, at some later date, to meet their obligations under the reinsurance agreements.

     In 1993, 1994 and 1995, 100% of amounts recoverable from reinsurers are with Prudential Re, which maintains an A.M. Best rating of A. Company management believes amounts recoverable from reinsurers are collectible.

     Amounts recoverable from reinsurers relating to unpaid losses and loss adjustment expenses were approximately $1,099,000 and $987,000 as of December 31, 1994 and 1995, respectively.

     Reinsurance activity for 1993, 1994 and 1995, which includes reinsurance with related parties, is summarized as follows (dollars in thousands):

                                                       DIRECT      ASSUMED     CEDED       NET
                                                       -------     -------     -----     --------
1993
Premiums written.....................................  $88,877     $26,783     $ 366     $115,294
  Premiums earned....................................   87,618      31,183       665      118,136
  Incurred losses and loss adjustment expenses.......   64,228      21,896       222       85,902
  Commission expenses................................   13,700       4,570        --       18,270
1994
Premiums written.....................................  $92,540     $20,366     $ 391     $112,515
  Premiums earned....................................   89,755      23,437       355      112,837
  Incurred losses and loss adjustment expenses.......   73,181      20,244     1,047       92,378
  Commission expenses................................   14,165       3,192        --       17,357
1995
Premiums written.....................................  $84,840     $ 9,916     $ 686     $ 94,070
  Premiums earned....................................   84,641      13,592       619       97,614
  Incurred losses and loss adjustment expenses.......   63,462       8,777      (104)      72,343
  Commission expenses................................   12,314       1,324        --       13,638

     The Company has entered into a quota share reinsurance arrangement with Pafco General Insurance Company ("Pafco"), a wholly owned subsidiary of the Company's ultimate parent, Symons International Group, Inc. ("Registrant"), whereby Pafco shall cede 100% of its gross premiums written on or after May 1, 1996 that are in excess of three times outstanding capital and surplus. For purposes of filing the Company's consolidated financial statements in the Registration Statement of the Registrant, this transaction has not been reflected in the Company's consolidated financial statements as of and for the six-month period ended

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

 8. REINSURANCE (CONTINUED):
June 30, 1996 since this transaction had no net impact on the Registrant's consolidated financial position or results of operations. The amounts related to this reinsurance are as follows (dollars in thousands):

        BALANCE SHEET:
        Receivables.........................................................  $9,232
        Reinsurance recoverables............................................   4,972
        Deferred policy acquisition costs...................................   1,820
        Federal income tax receivable.......................................     406
        Losses and loss adjustment expenses.................................   8,740
        Unearned premiums...................................................   8,755
        STATEMENT OF OPERATIONS:
        Assumed premiums written............................................  13,874
        Assumed premiums earned.............................................   5,328
        Loss and loss adjustment expenses...................................   3,768
        Policy acquisition and general and administrative expenses..........   2,625

 9. RELATED-PARTY TRANSACTIONS:

     The Company and its subsidiaries have entered into transactions with various related parties including transactions with its affiliated companies and Fortis, Inc. The following transactions occurred with related parties in the years ended December 31, 1993, 1994, and 1995 (dollars in thousands):

                                                              1993      1994      1995
                                                              -----     -----     -----
        Management fees charged by Fortis...................  $ 832     $ 842     $ 729
        Reinsurance with affiliated companies, net:
          Assumed premiums earned...........................  8,321     9,092     7,786
          Assumed losses and loss adjustment expenses
             incurred.......................................  8,480     6,266     5,847
          Assumed commissions...............................  1,337     1,755     1,112

10. EFFECTS OF STATUTORY ACCOUNTING PRACTICES AND DIVIDEND RESTRICTIONS:

     Under state of Florida insurance regulations, the maximum amount of dividends Superior, Superior American and Superior Guaranty can pay to their stockholders without prior approval of the Insurance Commissioner of the State of Florida is limited. The maximum amount of dividends which Superior can pay to its stockholders during 1996 is approximately $4,900,000. The maximum amount of dividends which Superior American can pay to its stockholder during 1996 is approximately $320,000. The maximum amount of dividends which Superior Guaranty can pay to its stockholder during 1996 is approximately $277,000.

11. REGULATORY MATTERS:

     Superior, Superior American and Superior Guaranty, domiciled in Florida, prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the Florida Department of Insurance ("FDOI"). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. Superior, Superior American and Superior Guaranty utilize no significant permitted practices.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

11. REGULATORY MATTERS (CONTINUED):
     The NAIC has promulgated risk-based capital ("RBC") requirements for property/casualty insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, asset and liability matching, loss reserve adequacy and other business factors. The RBC information is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines new minimum capital standards that will supplement the current system of fixed minimum capital and surplus requirements on a state-by-state basis. Regulatory compliance is determined by a ratio (the "Ratio") of the enterprise's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Generally, a Ratio in excess of 200% of authorized control level RBC (the "company action level") requires no corrective actions by Superior, Superior American, Superior Guaranty, or regulators. As of December 31, 1995, all three company's RBC level were in excess of the company action level.

12. LEASES:

     The Company has certain commitments under long-term operating leases for its home and sales offices. Rental expense under these commitments was $800, $483 and $1,012 for 1993, 1994 and 1995, respectively. Future minimum lease payments required under these noncancelable operating leases are as follows (dollars in thousands):

            1996........................................................  $  948
            1997........................................................     921
            1998........................................................     440
            1999........................................................     350
            2000 and thereafter.........................................      58
                                                                          ------
                      Total.............................................  $2,717
                                                                          ======

13. CONTINGENCIES:

     The Company, and its subsidiaries, are named as defendants in various lawsuits relating to their business. Legal actions arise from claims made under insurance policies issued by the Company and its subsidiaries. These actions were considered by the Company in establishing its loss liabilities. The Company believes that the ultimate disposition of these lawsuits will not materially affect the Company's operations or financial position.

     The increase in number of insurance companies that are under regulatory supervision has resulted, and is expected to continue to result, in increased assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. The Company recognizes its obligations for guaranty fund assessments when it receives notice that an amount is payable to a guaranty fund. The ultimate amount of these assessments may differ from that which has already been assessed.

14. SUBSEQUENT EVENT (UNAUDITED):

     On January 31, 1996, the Symons International Group, Inc. ("Symons") entered into an agreement ("Agreement") with GS Capital Partners II, L.P. to create a company, GGS Management Holdings, Inc. ("GGS Holdings") to be owned 52% by Symons and 48% by investment funds associated with Goldman, Sachs & Co.

               SUPERIOR INSURANCE COMPANY, INC. AND SUBSIDIARIES

14. SUBSEQUENT EVENT (UNAUDITED) (CONTINUED):
     In connection with the above transaction, on April 30, 1996, GGS Holdings acquired all of the outstanding shares of common stock of the Company and its wholly owned subsidiaries, Superior American and Superior Guaranty, for cash of approximately $66,389,000.

     The acquisition of the Company was accounted for under the purchase method of accounting and was recorded as follows:

        Assets Acquired:
          Invested Assets.............................................   $118,665,000
          Receivables.................................................     35,223,000
          Deferred Acquisition Costs..................................      7,925,000
          Other Assets................................................      1,981,000
                                                                         ------------
          Total.......................................................    163,794,000
                                                                         ------------
        Liabilities Assumed:
          Unpaid Losses and Loss Adjustment Expenses..................     44,423,000
          Unearned Premiums...........................................     45,280,000
          Other Liabilities...........................................     10,863,000
                                                                         ------------
          Total.......................................................    100,566,000
                                                                         ------------
        Net Assets Acquired...........................................     63,228,000
        Purchase Price................................................     66,389,000
                                                                         ------------
        Goodwill......................................................   $  3,161,000
                                                                         ============

     Goodwill is amortized over a 25 year period on a straight line basis based upon management's estimate of the expected benefit period.

     Symons' results from operations for the six months ended June 30, 1996 include the results of the Company subsequent to April 30, 1996 as follows:

        Gross Premiums..................................................  $25,202,000
                                                                          ===========
        Net Premiums Earned.............................................  $23,429,000
        Net Investment and Other Income.................................    2,060,000
                                                                          -----------
        Total Revenue...................................................   25,489,000
                                                                          -----------
        Losses and Loss Adjustment Expenses.............................   18,804,000
        Policy Acquisition and General and Administration Expenses......    6,149,000
                                                                          -----------
        Total Expenses..................................................   24,953,000
                                                                          -----------
        Income Before Taxes and Minority Interest.......................      536,000
        Income Taxes....................................................      182,000
                                                                          -----------
        Income before Minority Interest.................................      354,000
        Minority Interest...............................................      169,000
                                                                          -----------
        Net Income......................................................  $   185,000
                                                                          ===========

     Amortization includes goodwill, as previously discussed, and deferred debt and organizational costs of approximately $1,900,000 which are being amortized by Symons over 5 to 6 years on the straight line basis. The impact on the net income of Symons of the aforementioned items was a reduction of $265,000.

---------------------------------------------------------
---------------------------------------------------------
NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                               PAGE
                                               -----
Organizational Structure of SIG and Its
  Principal Subsidiaries....................       2
Prospectus Summary..........................       3
Risk Factors................................       8
The Company.................................      19
Use of Proceeds.............................      22
Dividend Policy.............................      23
Dilution....................................      23
Capitalization..............................      24
Unaudited Pro Forma Consolidated Statements
  of Operations.............................      25
Selected Consolidated Historical Financial
  Data of Symons International Group,
  Inc.......................................      30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of the Company.................      32
Selected Consolidated Historical Financial
  Data of Superior Insurance Company........      47
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of Superior....................      48
Business....................................      53
Management..................................      82
Certain Relationships and Related
  Transactions..............................      90
Securities Ownership of Management and
  Goran.....................................     101
Description of Capital Stock................     103
Shares Eligible for Future Sale.............     105
Underwriting................................     107
Legal Matters...............................     108
Experts.....................................     108
Available Information.......................     108
Glossary of Selected Insurance and Certain
  Defined Terms.............................     110
Index to Financial Statements...............     F-1

                            ------------------------

UNTIL             , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                3,000,000 SHARES

                                  SYMONS LOGO

                              SYMONS INTERNATIONAL
                                  GROUP, INC.

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                  ADVEST, INC.

                            MESIROW FINANCIAL, INC.

                                          , 1996
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1).

          Blue Sky Legal Services and Registration Fees................  $   25,000
          Nasdaq Listing Fee NASD Fee..................................       4,640
          Securities and Exchange Commission Registration Fee..........      14,276
          Legal Services and Disbursements -- Issuer's counsel.........     325,000
          Auditing and Accounting Services.............................     500,000
          Consultant's Fee.............................................     200,000
          Transfer Agent Fee...........................................       2,000
          Printing, engraving and postage costs........................     300,000
          Other expenses...............................................      29,024
                                                                         ----------
                    TOTAL(2)...........................................  $1,400,000
                                                                         ==========

---------------
(1) Costs represented by salaries and wages of regular employees and officers of the Registrant are excluded.

(2) All the above items, except the SEC Registration Fee, Nasdaq Listing Fee and NASD Fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Chapter 37 of the Indiana Business Corporation Law, as amended (the "ICBL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against liabilities and expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. The indemnification rights provided by the Registrant's articles of incorporation and by-laws generally provide the maximum indemnification protection available under law to the directors and officers of the Registrant, subject to certain restrictions on such indemnification in the event of the occurrence of certain changes of control and subject to restrictions on indemnification for liabilities incurred by directors and officers who unsuccessfully defend actions brought against them by or in right of the corporation. Directors, officers employees or agents of the Registrant who also are directors, officers, employees or agents of Goran receive similar indemnification protection under Goran's by-laws. In addition, Goran carries directors and officers insurance policies.

     Pursuant to the provisions of the Underwriting Agreement among the Registrant, Goran and the Underwriters, the Underwriters severally agree to indemnify the Registrant, its directors, its officers who signed the Registration Statement and its controlling persons against any and all loss, liability, claim, damage or expense, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement and prospectus (or any amendment thereto), including filings made under Rule 430A and Rule 434 of the Securities Act of 1933, if applicable, or any preliminary prospectus (or any amendment and supplement thereto) (collectively, the "Documents") in reliance upon and in conformity with written information furnished to the Registrant by such Underwriter through Advest, Inc. or Mesirow Financial, Inc. expressly for use in the Documents.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant was incorporated on March 30, 1987. The Registrant is a wholly-owned, direct subsidiary of Goran Capital Inc. ("Goran") and will remain so until consummation of the Offering. The original issuance of 1,000 shares of Common Stock to Goran upon the Registrant's incorporation did not involve any public offering and was exempt from registration under section 4(2) of the Securities Act of 1933, as amended ("Securities Act").

     Effective immediately upon the filing of the Restated Articles of Incorporation of the Registrant with the Secretary of State of the State of Indiana on July 29, 1996, the Board of Directors of the Registrant declared a 7,000-to-1 stock split whereby each outstanding share of Common Stock will be converted into 7,000 shares of Common Stock, such stock split to be payable to Goran as the Registrant's sole shareholder immediately prior to consummation of the Offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The exhibits furnished with this Registration Statement are listed beginning on page E-l.

     (b) The following financial statement schedules of the Registrant are included in the Registration Statement beginning on page S-4:
         Report of Independent Accountants
         Schedule I   --   Summary of Investments -- Other than Investments in
                           Related Parties
         Schedule II  --   Condensed Financial Information of Registrant
         Schedule IV  --   Reinsurance
         Schedule V   --   Valuation and Qualifying Accounts
         Schedule VI  --   Supplemental Information Concerning Property-Casualty
                           Insurance Operations

ITEM 17. UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (3) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on November 4, 1996.


                                          SYMONS INTERNATIONAL GROUP, INC.

                                          By:       /s/ ALAN G. SYMONS
                                             ---------------------------------
                                                     Alan G. Symons,
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURES                             TITLE                   DATE
----------------------------------------------------  ------------------     -------------------
(1)  Principal Executive Officer:
                   /s/ ALAN G. SYMONS                 Chief Executive
     -----------------------------------------------  Officer
                     Alan G. Symons
(2)  Principal Financial and Accounting Officer:
                 /s/ GARY P. HUTCHCRAFT*              Vice President
     -----------------------------------------------  Chief Financial
                   Gary P. Hutchcraft                 Officer

(3)  The Board of Directors:
                  /s/ G. GORDON SYMONS*               Director
     -----------------------------------------------
                    G. Gordon Symons
                   /s/ ALAN G. SYMONS                 Director
     -----------------------------------------------
                     Alan G. Symons
                 /s/ DOUGLAS H. SYMONS*               Director
     -----------------------------------------------
                    Douglas H. Symons
                 /s/ JOHN J. McKEATING*               Director
     -----------------------------------------------
                    John J. McKeating
     -----------------------------------------------  Director
                    Robert C. Whiting
                 /s/ JAMES G. TORRANCE*               Director
     -----------------------------------------------
                    James G. Torrance
                 /s/ DAVID R. DOYLE*
     -----------------------------------------------  Director
                     David R. Doyle
 *By:            /s/ ALAN G. SYMONS
     -----------------------------------------------
            Alan G. Symons, Attorney-in-Fact


                                                                November 4, 1996

Board of Directors and Stockholder of
Symons International Group, Inc. and Subsidiaries

     In connection with our audits of the consolidated balance sheets of Symons International Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the three years in the period ended December 31, 1995, which financial statements are included in the registration statement, we have also audited the financial statement schedules listed in Item 16 herein.

     In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included herein.

                                          /S/ COOPERS & LYBRAND L.L.P.

                                          --------------------------------------
                                          COOPERS & LYBRAND L.L.P.

Indianapolis, Indiana
March 18, 1996

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED

                    SCHEDULE I -- SUMMARY OF INVESTMENTS --
                   OTHER THAN INVESTMENTS IN RELATED PARTIES

                            AS AT DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                     ESTIMATED
                                                                      MARKET         AMOUNT ON
                  TYPE OF INVESTMENT                      COST         VALUE       BALANCE SHEET
-------------------------------------------------------  -------     ---------     -------------
Fixed maturities:
  Bonds:
     Government and government agencies................  $10,978      $11,040         $11,040
     States and municipalities.........................    1,142        1,198           1,198
     Public utilities..................................      328          328             328
     All other corporate bonds.........................      364          365             365
                                                         -------      -------         -------
          Total fixed maturities.......................   12,812       12,931          12,931
Equity securities:
  Common stocks........................................    4,318        4,134           4,134
  Preferred stocks.....................................      100           97              97
                                                         -------      -------         -------
          Total equity securities......................    4,418        4,231           4,231
  Mortgage loans on real estate........................    2,920        2,920           2,920
  Real estate..........................................      487          487             487
  Other long-term investments..........................       50           50              50
  Short-term investments...............................    5,283        5,283           5,283
                                                         -------      -------         -------
          Total investments............................  $25,970      $25,902         $25,902
                                                         =======      =======         =======

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                        AS OF DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

                                     ASSETS

                                                                            1994        1995
                                                                           -------     -------
Assets:
  Investments in and advances to related parties.........................  $13,306     $18,589
  Cash and cash equivalents..............................................        0           0
  Deferred income taxes..................................................        0          52
  Property and equipment.................................................      194         337
  Other..................................................................      274          57
  Intangible Assets......................................................       88           0
                                                                           -------     -------
          Total Assets...................................................  $13,862     $19,035
                                                                           =======     =======
                             LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Payables to affiliates.................................................  $ 7,870     $ 8,671
  Federal income tax payable.............................................      176           0
  Line of credit and notes payable.......................................    1,250           0
  Other..................................................................      311         829
                                                                           -------     -------
          Total Liabilities..............................................    9,607       9,500
                                                                           -------     -------
Stockholder's equity:
  Common Stock, no par, 7,000,000 shares authorized, issued and
     outstanding.........................................................    1,000       1,000
  Additional paid-in capital.............................................    3,130       3,130
  Unrealized loss on investments (net of deferred taxes of $260 in 1994,
     and $23 in 1995)....................................................     (504)        (45)
  Retained Earnings......................................................      629       5,450
                                                                           -------     -------
          Total Stockholder's equity.....................................    4,255       9,535
                                                                           -------     -------
          Total liabilities and stockholder's equity.....................  $13,862     $19,035
                                                                           =======     =======

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                    1993       1994       1995
                                                                   ------     ------     ------
Net investment income............................................  $   20     $   37     $1,522
Net realized investment losses...................................      --         (8)       (52)
Other income.....................................................   8,873      8,533      7,626
                                                                   ------     ------     ------
          Total revenue..........................................   8,893      8,562      9,096
Expenses:
Policy acquisition and general and administrative expenses.......   7,935      7,528      7,891
Interest expense.................................................     763        874        621
                                                                   ------     ------     ------
          Total expenses.........................................   8,698      8,402      8,512
Income before taxes and minority interest........................     195        160        584
Provision for income taxes:
  Current Year...................................................     220        176        293
  Prior Year.....................................................      76        (70)        --
                                                                   ------     ------     ------
Provision for income taxes.......................................     296        106        293
Net income before equity in net income of subsidiaries...........    (101)        54        291
Equity in net income of subsidiaries.............................    (222)     2,063      4,530
                                                                   ------     ------     ------
Net income for the period........................................  $ (323)    $2,117     $4,821
                                                                   ======     ======     ======

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                     1993       1994       1995
                                                                    -------    -------    -------
Net income.......................................................   $  (323)   $ 2,117    $ 4,821
Cash flows from operating activities:
Adjustments to reconcile net cash provided by (used in)
  operations:
  Equity in net income (losses) of subsidiaries..................       222     (2,063)    (4,530)
  Depreciation of property and equipment.........................        83         91         37
  Net realized capital loss......................................        --          8        (52)
  Amortization of intangible assets..............................       252        169         88
Net changes in operating assets and liabilities:
  Federal income taxes recoverable (payable).....................      (122)       206       (176)
  Other assets...................................................      (120)       (70)       216
  Other liabilities..............................................       326     (1,060)       518
                                                                    -------    -------    -------
Net cash provided from (used in) operations......................       318       (602)       922
Cash flow used in investing activities:
Purchase of property and equipment...............................      (139)       (58)      (179)
                                                                    -------    -------    -------
Net cash used in investing activities............................      (139)       (58)      (179)
Cash flows provided by (used in) financing activities:
Repayment of loans...............................................    (2,000)    (1,750)    (1,250)
Contributed capital..............................................     1,600         --         --
Loans from related parties.......................................       200      2,410        507
                                                                    -------    -------    -------
Net cash provided by (used in) financing activities..............      (200)       600       (743)
Increase (decrease) in cash and cash equivalents.................       (21)        --         --
                                                                    -------    -------    -------
Cash and cash equivalents -- beginning of year...................        21         --         --
                                                                    -------    -------    -------
Cash and cash equivalents -- end of year.........................   $    --    $    --    $    --
                                                                    =======    =======    =======

                SYMONS INTERNATIONAL GROUP, INC. -- CONSOLIDATED

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

           NOTES TO CONSOLIDATED FINANCIAL INFORMATION OF REGISTRANT

BASIS OF PRESENTATION

     The condensed financial information should be read in conjunction with the consolidated financial statements of Symons International Group, Inc. The condensed financial information includes the accounts and activities of the Parent Company which acts as the holding company for the insurance subsidiaries.

               SYMONS INTERNATIONAL GROUP, INC., AND SUBSIDIARIES

                           SCHEDULE IV -- REINSURANCE

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                                             PERCENTAGE
                                                           ASSUMED       CEDED               OF AMOUNT
           PROPERTY AND LIABILITY               DIRECT    FROM OTHER   TO OTHER      NET      ASSUMED
             INSURANCE PREMIUMS                 AMOUNT    COMPANIES    COMPANIES   AMOUNT      TO NET
---------------------------------------------  --------   ----------   ---------   -------   ----------
Year ended December 31, 1995.................  $123,381     $1,253      $71,187    $53,447      2.3%
Year ended December 31, 1994.................  $102,178        956       67,995    $35,139      2.7%
Year ended December 31, 1993.................  $ 88,847         89       57,176    $31,760      0.3%

               SYMONS INTERNATIONAL GROUP, INC., AND SUBSIDIARIES

                SCHEDULE V -- VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                              ADDITIONS
                                                       ------------------------
                                          BALANCE AT   CHARGED TO   CHARGED TO    DEDUCTIONS        BALANCE
                                          BEGINNING    COSTS AND       OTHER         FROM           AT END
              DESCRIPTION                 OF PERIOD    EXPENSES(1)   ACCOUNTS      RESERVES        OF PERIOD
----------------------------------------  ----------   ----------   -----------   ----------       ---------
YEAR ENDED DECEMBER 31, 1993
Allowance for doubtful accounts.........    $  345       $1,397            --       $  563(2)       $ 1,179
YEAR ENDED DECEMBER 31, 1994
Allowance for doubtful accounts.........    $1,179          (86)           --         (116)(2)      $ 1,209
YEAR ENDED DECEMBER 31, 1995
Allowance for doubtful accounts.........    $1,209        2,523            --        2,805(2)       $   927

---------------

(1) In 1993, the Company began to direct bill policyholders rather than agents for premiums. Therefore, bad debt expenses in 1993 increased accordingly. During late 1994 and into 1995, the Company experienced an increase in premiums written. During 1995, the Company further evaluated the collectibility of this business and incurred a bad debt expense of approximately $2.5 million. The Company continually monitors the adequacy of its allowance for doubtful accounts and believes the balance of such allowance at December 31, 1993, 1994 and 1995 was adequate.

(2) Uncollectible accounts written off, net of recoveries.

               SYMONS INTERNATIONAL GROUP, INC., AND SUBSIDIARIES

               SCHEDULE VI -- SUPPLEMENTAL INFORMATION CONCERNING
                   PROPERTY -- CASUALTY INSURANCE OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                 (IN THOUSANDS)

                                                                         LOSSES AND LOSS
                                                                            ADJUSTMENT
                                                                             EXPENSES
                      RESERVES                                               INCURRED           PAID       AMORTIZATION
       DEFERRED      FOR LOSSES                                             RELATED TO         LOSSES      OF DEFERRED
        POLICY        AND LOSS                                NET        ----------------     AND LOSS        POLICY
      ACQUISITION    ADJUSTMENT    UNEARNED     EARNED     INVESTMENT    CURRENT   PRIOR     ADJUSTMENT    ACQUISITION     PREMIUMS
         COSTS        EXPENSES     PREMIUMS    PREMIUMS      INCOME       YEARS    YEARS      EXPENSES        COSTS        WRITTEN
      -----------    ----------    --------    --------    ----------    -------   ------    ----------    ------------    --------
Year
Ended
  December
  31,
  1995...   $ 2,379   $ 59,421     $17,497     $49,641       $1,173      $35,184   $  787     $ 31,075        $7,150       $124,634
Year
Ended
  December
  31,
  1994...   $ 1,479   $ 29,269     $14,416     $32,126       $1,241      $26,268   $  202     $ 26,995        $4,852       $103,134
Year
Ended
  December
  31,
  1993...   $   752   $ 54,143     $ 8,060     $31,428       $1,489      $23,931   $1,149     $ 27,109        $8,962       $88,936

Note: All amounts in the above table are net of the effects of reinsurance and related commission income, except for net investment income regarding which reinsurance is not applicable, premiums written, liabilities for losses and loss adjustment expenses, and unearned premiums which are stated on a gross basis.

                                 EXHIBIT INDEX

EXHIBIT NO.                                   DESCRIPTION                                   PAGE
-----------   ----------------------------------------------------------------------------  -----

   1
              Form of Underwriting Agreement, dated             , 1996, among the
              Registrant, Goran Capital Inc., Advest, Inc. and Mesirow Financial, Inc.....   ***
                                                                                            -----
   3.1        Registrant's Restated Articles of Incorporation.............................   ***
   3.2        Registrant's Restated Code of Bylaws........................................   ***
   4.1        Article V -- "Number, Terms and Voting Rights of Shares" of the Registrant's
              Restated Articles of Incorporation, incorporated by reference to the
              Registrant's Articles of Incorporation filed hereunder as Exhibit 3.1.
   4.2        Article I -- "Shareholders" and Article VI -- "Stock Certificates, Transfer
              of Shares, Stock Records" of the Registrant's Restated Code of Bylaws,
              incorporated by reference to the Registrant's Restated Code of Bylaws filed hereunder as Exhibit 3.2
   5          Opinion of Barnes & Thornburg re legality of the securities being
              registered..................................................................   ***
  10.1        Stock Purchase Agreement among Goran Capital Inc., Registrant, Fortis, Inc.
              and Interfinancial, Inc. dated January 31, 1996.............................    *
  10.2(1)     Stock Purchase Agreement among GGS Management Holdings, Inc., GS Capital
              Partners II, L.P., Goran Capital Inc. and Registrant dated January 31,
              1996........................................................................    *
  10.2(2)     First Amendment to Stock Purchase Agreement by and among GGS Management
              Holdings, Inc., GS Capital Partners II, L.P., Goran Capital, Inc. and
              Registrant dated March 28, 1996.............................................   ***
  10.2(3)     Second Amendment to Stock Purchase Agreement by and among GGS Management
              Holdings, Inc., GS Capital Partners II, L.P., Goran Capital, Inc. and
              Registrant dated April 30, 1996.............................................   ***
  10.2(4)     Third Amendment to Stock Purchase Agreement by and among GGS Management
              Holdings, Inc., GS Capital Partners II, L.P., Goran Capital, Inc.,
              Registrant and Pafco General Insurance Company dated September   , 1996.....   ***
  10.3(1)     Stockholder Agreement among GGS Management Holdings, Inc., GS Capital
              Partners II, L.P., Registrant and Goran Capital Inc. dated April 30,
              1996........................................................................    *
  10.3(2)     Amended and Restated Stockholder Agreement among GGS Management Holdings,
              Inc., GS Capital Partners II, L.P., Registrant and Goran Capital Inc. and
              Registrant dated September   , 1996.........................................   ***
  10.4        Registration Rights Agreement among GGS Management Holdings, Inc., GS
              Capital Partners II, L.P., Goran Capital Inc. and Registrant dated April 30,
              1996........................................................................    *
  10.5        Management Agreement among Superior Insurance Company, Superior American
              Insurance Company, Superior Guaranty Insurance Company and GGS Management,
              Inc. dated April 30, 1996...................................................   ***
  10.6        Management Agreement between Pafco General Insurance Company and Registrant dated May 1, 1987, as assigned to GGS Management, Inc. effective April 30,
              1996........................................................................   ***
  10.7        Administration Agreement between IGF Insurance Company and Registrant dated
              February 26, 1990, as amended...............................................   ***
  10.8        Agreement between IGF Insurance Company and Registrant dated November 1,
              1990........................................................................   ***
  10.9        Subordinated Promissory Note of IGF Holdings, Inc. dated April 29, 1996.....   ***
  10.10(1)    Promissory Note of IGF Holdings, Inc. dated April 29, 1996..................   ***
  10.10(2)    Commercial Guaranty of Symons International Group, Ltd. dated April 29,
              1996........................................................................   ***
  10.10(3)    Intercreditor and Subordination Agreement between IGF Holdings, Inc. and
              Union Federal Savings Bank of Indianapolis dated April 29, 1996.............   ***
  10.10(4)    Commercial Pledge and Security Agreement between IGF Holdings, Inc. and
              Union Federal Savings Bank of Indianapolis dated April 29, 1996.............   ***

EXHIBIT NO.                                   DESCRIPTION                                   PAGE
-----------   ----------------------------------------------------------------------------  -----
  10.10(5)    Pledge Agreement between IGF Holdings, Inc. and Pafco General Insurance
              Company dated April 29, 1996................................................   ***
  10.11(1)    Credit Agreement between GGS Management, Inc., various Lenders and The Chase
              Manhattan Bank (National Association), as Administrative Agent, dated April
              30, 1996....................................................................    *
  10.11(2)    Pledge Agreement between GGS Management Holdings, Inc. and Chase Manhattan
              Bank., N.A. dated April 30, 1996............................................   ***
  10.11(3)    Pledge Agreement between GGS Management, Inc. and Chase Manhattan Bank.,
              N.A. dated April 30, 1996...................................................   ***
  10.12(1)    Promissory Note of Registrant to Goran Capital Inc..........................   ***
  10.12(2)    Promissory Note of Registrant to Granite Reinsurance Company Ltd............   ***
  10.13       Registration Rights Agreement between Goran Capital, Inc. and Registrant
              dated May 29, 1996..........................................................   ***
  10.14(1)    License, Improvement and Support Agreement between Tritech Financial
              Systems, Inc. and Registrant dated August 30, 1995..........................   ***
  10.14(2)    License of Computer Software between Tritech Financial Systems, Inc. and
              Registrant dated August 30, 1995............................................   ***
  10.15(1)    Agreement among Cliffstan Investments, Inc., Pafco General Insurance Company
              and Gage North Holdings, Inc. dated September 1, 1989.......................   ***
  10.15(2)    Purchase of Promissory Note and Assignment of Security Agreement between
              Pafco General Insurance Company and Granite Reinsurance Company, Ltd., dated
              September 30, 1992..........................................................   ***
  10.15(3)    Guarantee of Alan G. Symons dated April 22, 1994............................   ***
  10.15(4)    Share Pledge Agreement between Symons International Group, Ltd. and Pafco
              General Insurance Company dated April 22, 1994..............................   ***
  10.16(1)    Employment Agreement between GGS Management Holdings, Inc. and Alan G.
              Symons dated January 31, 1996...............................................   ***
  10.16(2)    Employment Agreement between GGS Management Holdings, Inc. and Douglas H.
              Symons dated January 31, 1996...............................................   ***
  10.17(1)    Employment Agreement between IGF Insurance Company and Dennis G. Daggett
              effective February 1, 1996..................................................   ***
  10.17(2)    Employment Agreement between IGF Insurance Company and Thomas F. Gowdy
              effective February 1, 1996..................................................   ***
  10.18       Employment Agreement between Superior Insurance Company and Roger C.
              Sullivan, Jr. dated May 9, 1996.............................................   ***
  10.19       Employment Agreement between Goran Capital, Inc. and Gary P. Hutchcraft
              effective June 30, 1996.....................................................   ***
  10.20       Goran Capital, Inc. Stock Option Plan.......................................   ***
  10.21       GGS Management Holdings, Inc. 1996 Stock Option Plan........................   ***
  10.22       Registrant's 1996 Stock Option Plan.........................................   ***
  10.24       Registrant's Retirement Savings Plan........................................   ***
  10.25       Insurance Service Agreement between Mutual Service Casualty Company and IGF
              Insurance Company dated May 20, 1996........................................   ***
  10.26       Amended and Restated Trust Indenture between Goran Capital Inc. and Montreal
              Trust Company of Canada dated December 29, 1992 and supplemented April 30,
              1996........................................................................   ***
  10.27(1)    Automobile Third Party Liability and Physical Damage Quota Share Reinsurance
              Contract between Pafco General Insurance Company and Superior Insurance
              Company.....................................................................   ***
  10.27(2)    Crop Hail Quota Share Reinsurance Contract and Crop Insurance Service
              Agreement between Pafco General Insurance Company and IGF Insurance
              Company.....................................................................   ***


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

EXHIBIT NO.                                   DESCRIPTION                                   PAGE
-----------   ----------------------------------------------------------------------------  -----
  10.27(3)    Automobile Third Party Liability and Physical Damage Quota Share Reinsurance
              Contract between IGF Insurance Company and Pafco General Insurance
              Company.....................................................................   ***
  10.27(4)    Multiple Line Quota Share Reinsurance Contract between Pafco General
              Insurance Company and Granite Reinsurance Company...........................   ***
  10.27(5)    Standard Revenue Agreement between Federal Crop Insurance Corporation and
              IGF Insurance Company.......................................................   ***
  10.28       Commitment Letter, effective October 24, 1996, between Fifth Third Bank of
              Central Indiana and the Registrant..........................................   ***
  21          Subsidiaries of the Registrant..............................................   ***
  23.1        Consent of Coopers & Lybrand L.L.P..........................................  -----
  23.2        Consent of Barnes & Thornburg (contained in Exhibit 5).
  24          Power of Attorney (included on page S-3 of the Registration Statement).
  27          Financial Data Schedules (to be filed electronically).......................   ***

---------------
  * Incorporated by reference as an Exhibit to the Current Report on Form 8-K of Goran Capital Inc. originally filed as of May 14, 1996 and amended as of July 15, 1996.

 ** To be filed by amendment.

*** Previously filed as an Exhibit to this Registration Statement.

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